                                       SELECTED CONSOLIDATED FINANCIAL DATA

                                                     Years Ended December 31,
                                        1998        1997        1996       1995         1994
                                      --------    --------    --------   --------     --------
                                           (In millions, except share and per share data)
Income Statement Data:

Revenues
  Commissions .................    $    854.7   $    690.2   $    573.3   $    460.2   $    376.1
  Underwritings ...............       1,077.7        905.6        755.6        473.3        290.7
  Fees ........................       1,191.7        767.3        470.0        369.1        281.3
  Interest, net (1) ...........       2,189.1      1,652.1      1,074.2        904.1        791.9
  Principal transactions-net:
    Trading ...................         (92.8)       363.2        394.0        333.1        136.1
    Investment ................         126.0        194.5        163.0        163.7         97.6
  Other .......................          60.6         67.6         60.7         55.1         35.0
                                   ----------   ----------   ----------   ----------   ----------
      Total revenues ..........       5,407.0      4,640.5      3,490.8      2,758.6      2,008.7
                                   ----------   ----------   ----------   ----------   ----------
Costs and Expenses
   Compensation and benefits ..       2,231.7      1,908.2      1,538.8      1,261.4        897.8
   Compensation expense-
     Restricted stock units ...             -            -            -          6.2            -
   Interest ...................       1,455.9      1,153.2        733.2        680.6        503.8
  Brokerage, clearing, exchange
     fees and other ...........         258.6        231.4        201.3        168.1        135.6
  Occupancy and equipment .....         269.9        189.9        159.3        127.1         90.1
  Communications ..............          89.8         64.0         53.7         42.8         36.6
  Other operating expenses ....         500.6        432.7        330.7        173.9        139.8
                                   ----------   ----------   ----------   ----------   ----------
      Total costs and expenses        4,806.5      3,979.4      3,017.0      2,460.1      1,803.7
                                   ----------   ----------   ----------   ----------   ----------
Income before provision for
   Income taxes ...............         600.5        661.1        473.8        298.5        205.0
Provision for income taxes ....         229.7        252.8        182.5        119.4         82.0
                                   ----------   ----------   ----------   ----------   ----------

Net income ....................    $    370.8   $    408.3   $    291.3   $    179.1   $    123.0
                                   ==========   ==========   ==========   ==========   ==========

Dividends on preferred stock ..    $     21.3   $     12.2   $     18.7   $     19.9   $     21.0
                                   ==========   ==========   ==========   ==========   ==========
Earnings applicable to
  Common shares ...............    $    349.5   $    396.1   $    272.6   $    159.2   $    102.0
                                   ==========   ==========   ==========   ==========   ==========
Weighted average common
 Shares outstanding (2):
     Basic ....................       119,260      110,318      106,600      101,140      100,000
                                   ==========   ==========   ==========   ==========   ==========
     Diluted ..................       131,980      125,498      118,712      103,160      102,950
                                   ==========   ==========   ==========   ==========   ==========
Earnings per common share (2):
     Basic ....................    $     2.93   $     3.59   $     2.56   $     1.58   $     1.02
                                   ==========   ==========   ==========   ==========   ==========
     Diluted ..................    $     2.65   $     3.16   $     2.30   $     1.55   $      .99
                                   ==========   ==========   ==========   ==========   ==========


                                                               Years Ended December 31,
                                                1998          1997          1996          1995           1994
                                              --------      --------      --------      --------       --------
                                              (In millions, except share and per share data and financial ratios)
Balance Sheet Data (at end of period):
Securities purchased under
  agreements to resell and
  securities borrowed..............        $ 44,031.0     $ 43,227.4     $ 29,954.2     $ 27,793.1     $ 19,166.9
Total assets.......................          72,282.2       70,505.8       55,503.7       44,576.5       33,261.6
Securities sold under agreements
   to repurchase and securities              43,097.8       43,694.1       32,103.1       29,369.0       20,385.4
   loaned..........................
Long-term borrowings...............           3,482.0        2,128.2        1,325.4          958.9          539.9
Redeemable preferred stock ........             200.0          200.0          200.0          225.0          225.0
Stockholders' equity ..............           2,927.7        2,061.5        1,647.2        1,198.7          820.3

Other Financial Data (at end of period):
Book value per common share
  outstanding......................        $    20.44     $    15.72     $    12.40     $    10.25     $     8.21
Ratio of net assets to
   stockholders' equity (3)........              9.6x          13.2x         15.51x         14.00x         17.18x
Ratio of long-term borrowings
  to total capitalization (4)......              0.52           0.48           0.40           0.37           0.30
Return on average equity (5).......             16.5%          24.1%          20.6%          17.1%          13.1%
Ratio of earnings to fixed charges.             1.13x          1.16x          1.16x          1.11x          1.10x
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends (6).............             1.13x          1.16x          1.16x          1.10x          1.09x



(1) Interest is net of interest expense to finance U.S. government, agency and mortgage-backed securities of $3.0 billion, $2.9 billion, $2.1 billion, $2.0 billion and $1.6 billion, respectively.

(2) Basic earnings per common share amounts have been calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average common shares outstanding i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share also include the dilutive effects of common stock issuable under the Restricted Stock Unit Plan and the dilutive effect of options and convertible debt under the treasury stock method and "if-converted" method, respectively.

     The weighted average common shares outstanding and earnings per common share amounts are pro forma for the year ended December 31, 1994. Pro forma diluted earnings per common share are calculated by dividing earnings applicable to common shares (net income less preferred dividends), by the pro forma weighted average number of diluted common shares outstanding. Pro forma common shares outstanding represent actual historical shares outstanding adjusted for the dilutive effect of the Restricted Stock Units
     (RSUs) using the treasury stock method.

(3) Net assets are total assets excluding securities purchased under agreements to resell and securities borrowed.

(4) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(5)  After payment of dividends on the Company's preferred stock.

(6) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends (i) earnings consist of income before the provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT

         The Company's principal business activities, investment and merchant banking, securities sales and trading and correspondent brokerage services are, by their nature, highly competitive and subject to general market conditions, volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues have been and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors beyond the Company's control including the state of the global economy, securities market conditions, the level and volatility of interest rates, competitive conditions and the size and timing of transactions.

         The unprecedented volatility in the global capital markets in 1998 had a significant negative impact on revenue and net earnings in the financial services industry. The collapse of the Russian economy in mid-year and the economic conditions in Japan, Asia and in worldwide emerging markets led to the widespread sell-off of fixed income and equity securities throughout the world. After the Russian crisis, there was a flight to quality resulting in increased purchases of U.S. government securities and larger spreads between these and almost all other fixed income securities. In the U.S. these conditions diminished liquidity and greatly reduced fixed income and equity underwriting. The effect was particularly damaging in the high yield sector and emerging markets. These same conditions negatively impacted fixed income and equity markets worldwide which resulted in efforts by the Federal Reserve Bank to restore liquidity to the capital markets by cutting interest rates three times in the latter stages of 1998. The investment climate improved so that most market indices rebounded into positive returns.

         Although the merger market was also impacted by the global market turmoil in the third quarter, worldwide merger and acquisition activity increased 54% over 1997. Equity and high yield underwriting declined significantly during the third and fourth quarters due to extreme market volatility and illiquidity. Initial public offering ("IPO") activity declined for the second consecutive year.

RESULTS OF OPERATIONS

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

         For 1998, total revenues of $5.4 billion increased $766.6 million or 16.5%. During 1998, revenues increased primarily as a result of increases in commissions, fees, underwriting revenues and net interest income offset in part by decreases in trading and investment gains. Changes in net revenues from external sources for each of the Company's industry segments were: Banking Group revenues increased by $271.3 million primarily as a result of increased underwriting and fees; Capital Markets Group revenues decreased by $17.6 million principally as a result of decreased trading revenues in fixed income offsetting increases in commissions and underwriting revenues in institutional equities and fixed income; Financial Services Group revenues increased $185.4 million primarily as a result of increased brokerage and correspondent clearance commissions and fees from asset management activities. Net revenues in 1998 include $5.0 million related to the Emerging Markets Group. This represents a decrease of $112.8 million from net revenues in 1997 as a result of losses incurred primarily from the collapse of the Russian economy. The Company ceased its proprietary trading in emerging markets in September 1998 and eliminated the bulk of its trading positions during the fourth quarter of 1998.

         Commission revenues increased $164.5 million or 23.8% to $854.7 million due to increased levels of activity in virtually all business groups. This increase is consistent with the increased volume on major exchanges during the year.

         Underwriting revenues increased $172.1 million or 19.0% to $1,077.7 million. During 1998, the Company experienced market share increases in equity, convertibles and high yield underwriting.

         Fee revenues increased $424.4 million or 55.3% to $1,191.7 million. These results primarily reflect the Company's continuing market share growth in merger and acquisition advisory services. During 1998, asset management and other advisory service activities also increased.

         Interest, net of interest expense to finance U.S. government, agency and mortgage-backed securities, increased $537.0 million or 32.5% to $2,189.1 million. The bulk of the increase occurred in the stock loan/borrowed business. In addition, increases in domestic and foreign margin balances and higher levels of foreign fixed income securities, primarily in the Emerging Markets area prior to the Company's withdrawal from that activity, resulted in increases in interest income.

         Principal transactions-net, trading revenues decreased by $456.0 million or 125.5% to $(92.8) million primarily in the Emerging Markets and High Yield areas.

         Principal transactions-net, investment revenues decreased $68.5 million or 35.2% to $126.0 million. The decrease is primarily due to a lower amount of realized gains from securities sold coupled with a reduced increase in fair value of investments remaining in the portfolio, as a result of volatile market conditions throughout the year, but in particular during the second half of the year. In 1998, realized gains on sales of investments were $117.1 million, net unrealized carrying values increased $8.9 million, including $5.6 million to eliminate net unrealized depreciation on investments sold, and a $3.3 million increase in net unrealized appreciation on retained investments.

         Other revenues decreased $7.0 million or 10.3% to $60.6 million. Other revenues consist primarily of dividends and miscellaneous transaction revenues.

         Total costs and expenses for 1998 increased $827.2 million or 20.8% to $4,806.5 million. During 1998, the Company started a non-dollar international equities group, expanded its Banking Group in the U.S. and internationally, established a high-yield business in London and generally increased capacity in its processing oriented businesses to handle significantly increased levels of activity.

         Compensation and benefits increased $323.5 million or 17.0% to $2,231.7 million. Incentive and production-related compensation increased 9.0%. Base compensation, including benefits and all payroll taxes, increased by 40.0% due to the hiring of more senior level executives by various business groups. Full-time personnel increased 1,412 or 20.0% to 8,465 at year-end 1998.

         Interest expense increased $302.7 million or 26.2% to $1,455.9 million. Most of this increase was related to the financing of Pershing's domestic and foreign stock loan/borrowed business.

         As noted below, all other expenses increased $201.0 million or 21.9% to $1,119.0 million.

         Brokerage, clearing, exchange fees and other expenses increased $27.2 million due to increased share volume and transaction fee payments. Occupancy and equipment costs increased $80.1 million as a result of the Company's domestic and international expansion. Communications costs increased $25.8 million due to expanded facilities and the overall growth in professional staff. All other operating expenses increased $67.9 million. These expenses include professional fees, travel and entertainment, and printing and stationery, which increased $61.7 million reflecting an overall increase in business activity and including the costs for the Year 2000 project (see "Year 2000").

         The changes in income before income taxes for each industry segment were: Banking Group pre-tax income increased by $33.9 million, as a result of increased profitability in the Company's investment and merchant banking activities; Capital Markets Group pre-tax income decreased by $128.6 million due to decreased trading revenues in the fixed income area and the investment spending related to the development of a non-dollar international equities business; Financial Services Group pre-tax income increased by $28.0 million as a result of increased commissions and fees from the Company's correspondent clearing and asset management businesses.

         The Company's income tax provision for 1998 and 1997 was $229.7 million and $252.8 million, respectively, which represented a 38.3% and 38.2% effective tax rate for each period.

         Net income for 1998 decreased $37.5 million or 9.2% to $370.8 million. Using the treasury stock method diluted earnings per common share were $2.65 for 1998 and $3.16 for 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

         For 1997, total revenues of $4,640.5 million increased $1,149.7 million or 32.9%. During 1997, revenues increased in all of the Company's major areas of activity. Changes in net revenues from external sources for each of the Company's industry segments were: Banking Group revenues increased by $375.3 million primarily as a result of increased underwriting activity and fees; Capital Markets Group revenues increased by $192.3 million principally as a result of increased commission revenues in domestic equities and increased fixed income underwriting revenues particularly in the high yield group; Financial Services Group revenues increased $113.2 million primarily as a result of an increase in commissions and fees from asset management activities.

         Commission revenues increased $116.8 million or 20.4% to $690.2 million due to increased business in all areas. This increase is generally consistent with the overall growth in listed share volume on major equity exchanges.

         Underwriting revenues increased $150.0 million or 19.8% to $905.6 million. During 1997, the Company experienced increases in all areas of underwriting.

         Fee revenues increased $297.3 million or 63.3% to $767.3 million. Overall, revenue from merger and acquisition, private placements and other advisory services activities increased during 1997. In 1997, private equity capital raised for other investment organizations increased. In addition, fees from the Company's asset management group increased due to an increase in assets under management from $5.6 billion at year-end 1996 to $12.0 billion at year-end 1997.

         Interest, net of interest expense to finance U.S. government, agency and mortgage-backed securities, increased $577.9 million or 53.8% to $1,652.1 million. This increase was driven by higher levels of foreign fixed-income financing instruments in the Company's newly-acquired London Global Securities division and higher interest rates earned in the emerging markets business. The remaining increase was due to higher levels of inventory in the Fixed Income Division and increased customer margin balances at Pershing.

         Principal transactions-net, trading revenues decreased $30.8 million or 7.8% to $363.2 million.

         Principal transactions-net, investment revenues increased $31.6 million or 19.4% to $194.5 million. During 1997, realized gains on sales of investments were $160.0 million. Net unrealized carrying values increased $34.5 million, including $45.6 million to eliminate net unrealized depreciation on investments sold and a $11.1 million increase in net unrealized depreciation on retained investments.

         Other revenues increased $6.9 million or 11.4% to $67.6 million due to increased revenue sharing arrangements at Pershing. Other revenues consist primarily of dividends and miscellaneous transaction revenues.

         Total costs and expenses for 1997 increased $962.4 million or 31.9% to $3,979.4 million.

         Compensation and benefits increased $369.4 million or 24.0% to $1,908.2 million. Most of the increase was due to increased variable incentive and production-related compensation, which resulted from higher revenues and operating results. Base compensation, including benefits and payroll taxes, increased by 28.2% due to expansion in various business groups, consistent with the growth of the Company's international businesses. Incentive and production-related compensation increased 22.6%. Full-time personnel increased 1,168 or 19.8% to 7,053 at year-end 1997.

         Interest expense increased $420.0 million or 57.3% to $1,153.2 million. Most of this increase was related to expanded levels of inventory of fixed-income related products in the Real Estate Finance department and as a result of the London Global Securities acquisition.

         As noted below, all other expenses increased $173.0 million or 23.2% to $918.0 million.

         Brokerage, clearing, exchange fees and other expenses increased $30.1 million due to increased share volume, underwriting expenses and transaction fee payments. Occupancy and equipment costs increased $30.6 million as a result of the full-year impact of the firm's relocation and expansion of the Company's principal office in the U.S. and other domestic and international offices. During the fourth quarter of 1997, the Company moved its principal London operations to a new and expanded location. Communications costs increased $10.3 million due to expanded facilities and growth in professional staff. All other operating expenses increased $102.0 million. These expenses include data processing, professional fees, travel and entertainment, and printing and stationery, which increased $110.5 million reflecting an overall increase in business activity and costs for the Year 2000 project (see "Year 2000"). Increased advertising expenses relate primarily to a major national print, television and online advertising campaign on behalf of DLJdirect, the Company's online investing broker. This increase was offset by lower expenses on previously underwritten mortgage-related securities, the assets of which were sold in the fourth quarter of 1997.

         The changes in income before income taxes for each industry segment were: the Banking Group pre-tax income increased $116.0 million primarily as a result of increased profits in the investment banking area; Capital Markets Group pre-tax income increased $48.4 million as a result of increased underwritings in the high yield area offset by losses in institutional equities; and Financial Services Group pre-tax income increased $15.4 million due to increased commissions and fees from the Company's asset management activities.

         The Company's income tax provision for 1997 and 1996 was $252.8 million and $182.5 million, respectively, which represented a 38.2% and 38.5% effective tax rate for each period.

         Net income for 1997 rose $117.0 million or 40.1% to $408.3 million. Using the treasury stock method diluted earnings per common share were $3.16 for 1997 and $2.30 for 1996.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's assets are highly liquid with the majority consisting of securities inventories and collateralized receivables, both of which fluctuate depending on the levels of proprietary trading and customer business. The collateralized receivables consist primarily of resale agreements and securities borrowed, both of which are secured by U.S. government and agency securities, marketable corporate debt and equity securities. In addition, the Company has significant receivables that turn over frequently from customers, brokers and dealers. To meet client needs, as a securities dealer, the Company may carry significant levels of trading inventories. As such, because of changes in customer needs, economic and market conditions and proprietary trading strategies, the Company's total assets or the components of total assets vary significantly from period to period. A relatively small percentage of total assets is fixed or held for a period of longer than one year. At December 31, 1998 and 1997, the Company's total assets were $72.3 billion and $70.5 billion, respectively.

         The majority of the Company's assets are financed through daily operations by repurchase agreements, securities sold not yet purchased, securities loaned, bank loans, and payables to brokers and dealers. Short-term funding is generally obtained at rates related to Federal funds, LIBOR and money market rates. Depending upon prevailing market conditions, other borrowing costs are negotiated. The Company monitors overall liquidity by tracking the extent to which unencumbered marketable assets exceed short-term unsecured borrowings.

         During 1998, the Company amended its $2.0 billion revolving credit facility to increase the aggregate commitment of banks thereunder to $2.8 billion, of which $1.7 billion may be unsecured. There were no borrowings outstanding under this agreement at December 31, 1998.

         Certain of the Company's businesses are capital intensive. In addition to normal operating requirements, capital is required to cover financing and regulatory requirements on securities inventories, merchant banking investments and investments in fixed assets. The Company's overall capital needs are continually reviewed to ensure that its capital base can appropriately support the anticipated needs of its business units as well as the regulatory capital requirements of subsidiaries. Based upon these analyses, management believes that the Company's debt and equity base is adequate for current operating levels. During 1998, the Company has been active in raising additional long-term financing, including the issuance of $650.0 million 6 1/2% Senior Notes, $250.0 million 6% Senior Notes and $350.0 million medium-term notes. In the third quarter of 1998, a subsidiary of the Company issued non-recourse Senior Secured and Senior Subordinated Secured Floating Rate Notes in the principal amounts of $200.0 million and $250.0 million due March 15, 2005 and September 15, 2005, respectively. At December 31, 1998, a portfolio of investments, primarily senior bank debt valued at $441.0 million, collateralizes the non-recourse notes. In addition, in May 1998, the Company repaid its $325.0 million senior subordinated revolving credit agreement and terminated the related credit facility.

         In January 1998, the Company issued 3.5 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, with a liquidation preference of $50.00 per share ($175.0 million aggregate liquidation value).

         In January 1998, the Company commenced a $1.0 billion commercial paper program. Obligations issued thereunder (the "Notes") are exempt from registration under the Securities Act of 1933, as amended under Section 4(2) ("the Securities Act."). The Notes rank pari passu with the Company's other unsecured and unsubordinated indebtedness. At December 31, 1998, $30.9 million of Notes were outstanding under this program.

         In July 1998, the Company sold an aggregate of five million shares of newly issued common stock to its parent companies, Equitable and AXA for $300.0 million in a transaction exempt from the registration requirements of the Securities Act.

         The Company's current credit ratings of its long-term debt and commercial paper are as follows:

                                     Long-Term Debt      Commercial Paper
                                     --------------      ---------------

           Duff & Phelps                  A                   D-1
           Fitch IBCA                     A                   F-1
           Moody's                        A3                  P-2
           Standard & Poors               A-                  A-2
           Thomson Bank Watch             A+                 TBW-1

         The Company's principal wholly owned subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") is subject to the capital requirements of the Securities and Exchange Commission, the New York Stock Exchange, Inc., the Commodities Futures Trading Commission and the Chicago Board of Trade, all of which regulate the general capital adequacy and liquidity of broker-dealers and/or futures commission merchants. DLJSC has consistently maintained capital substantially in excess of the minimum requirements of such capital rules. At December 31, 1998, DLJSC had aggregate regulatory "net capital," after adjustments required by Rule 15c3-1 under the Exchange Act, of approximately $1.2 billion, which exceeded minimum net capital requirements by approximately $1.1 billion and which exceeded the net capital required by DLJSC's most restrictive debt covenants by $777.0 million. Certain of the Company's London-based broker-dealer subsidiaries are subject to the requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. Other U.S. and foreign broker-dealer subsidiaries of the Company are subject to net capital requirements of their respective regulatory agencies. At December 31, 1998, the Company and its broker-dealer subsidiaries were in compliance with all applicable regulatory capital adequacy requirements.

         The Company's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its business units.

         The Company continues to explore potential acquisition opportunities as a means of expanding its business. Such opportunities may involve acquisitions which are material in size and may require the raising of additional capital.

CASH FLOWS

Years Ended December 31, 1998, 1997 and 1996

         At December 31, 1998, 1997 and 1996 cash and cash equivalents totaled $1,049.3 million, $273.2 million and $158.8 million, respectively, an increase of $776.1 million, $114.3 million and $51.1 million, respectively.

         Cash used in operating activities totaled $2.4 billion, $5.3 billion and $1.5 billion in 1998, 1997 and 1996, respectively. In 1998, there were increases in assets including securities borrowed of $3.4 billion, receivables from customers of $2.1 billion, and a decrease in financial instruments sold not yet purchased of $1.5 billion. These changes were offset by an increase in payables to customers of $1.8 billion and a decrease in financial instruments owned of $3.3 billion. In 1997, securities borrowed increased $11.2 billion and receivables from customers increased $1.2 billion. These increases in assets were offset by increases in operating liabilities including securities loaned of $5.0 billion, payables to customers of $1.2 billion and financial instruments sold not yet purchased of $1.0 billion. In 1996, financial instruments owned increased by $4.9 billion, receivables from brokers, dealers and other increased by $2.3 billion, and receivables from customers increased by $0.8 billion. These changes were offset by increases in financial instruments sold not yet purchased of $2.7 billion, increases in payables to brokers, dealers and other of $2.5 billion and payables to customers of $1.3 billion.

         In 1998, net cash used in investing activities of $334.0 million consisted primarily of purchases to expand the Company's domestic and international offices and net purchases of long-term corporate development investments. In 1997 and 1996, net cash used in investing activities of $216.0 million and $107.0 million, respectively, consisted primarily of purchases to move the Company's principal offices. Additionally, in 1997, cash was used for the purchases of long-term corporate development investments. While in 1996 cash was provided from the sales of long-term corporate development investments.

         In 1998, 1997 and 1996, net cash provided by financing activities totaled $3.5 billion, $5.6 billion, and $1.7 billion, respectively, of which $1.7 billion, $4.9 billion and $1.2 billion, respectively, was provided by short-term financings. In 1998, cash of $325.0 million was used to repay the subordinated revolving credit agreement, while $893.6 million was provided by issuing senior notes, $349.3 million was provided by issuing medium-term notes, $450.0 million was provided by issuing senior secured floating rate notes, $300.0 million was provided from the sale of Common Stock to Equitable/AXA, and $175.0 million was provided by issuing Series B Preferred Stock. In 1997, $347.8 million was provided by issuing global floating-rate notes, $359.6 million was provided by issuing medium-term notes and $118.5 million was provided by a drawdown of the subordinated revolving credit agreement. In 1996, cash of $105.5 million was used to repay Swiss Franc Bonds, $249.5 million was provided by issuing medium-term notes, $200.0 million was provided by issuing mandatorily redeemable preferred securities by the Company's wholly owned Trust, and $200.0 million was provided by issuing Series A Fixed/Adjustable Rate Cumulative Preferred Stock.

DERIVATIVE FINANCIAL INSTRUMENTS

         Derivatives are financial instruments, the payments on which are linked to the prices, or relationships between prices, of securities or commodities, interest rates, currency exchange rates or other financial measures (collectively, "cash market instruments"). Derivatives enable the Company and its clients to manage their exposure to interest rates and currency exchange rates, and security and other price risks. Derivatives may include options, forward and futures contracts and swaps. Certain types of derivatives, including forwards and certain options, are traded in the over-the-counter ("OTC") markets. Other types of derivatives, including futures contracts and listed options, are traded on regulated exchanges. The Company uses derivatives primarily to provide products to its clients, rather than to cover its own positions.

         The Company has focused its derivative activities on writing OTC options contracts to accommodate its customers' needs, trading in forward contracts in U.S. government and agency issued or guaranteed securities, trading in futures contracts on equity-based indices, interest rate instruments, and foreign currencies, and issuing structured products based on emerging market financial instruments and indices.

         Options:

         The Company writes option contracts specifically designed to meet customers' needs. Since the Company, not its counterparty, is obligated to perform, the options do not expose the Company to credit risk. At the beginning of the contract period, the Company receives a cash premium. During the contract period, the Company bears the risk of unfavorable changes in the value of the financial instruments underlying the options ("market risk"). To cover this market risk, the Company purchases or sells cash or derivative financial instruments on a proprietary basis. Such purchases and sales may include debt and equity securities, forward and futures contracts and options. The counterparties to these purchases and sales are reviewed to determine whether they are creditworthy. Future cash requirements for options written equal the fair value of the options. Option contracts are typically written for a duration of less than 13 months and are included in the consolidated statements of financial condition at fair value.

         The notional (contract) value, or the market value for cash instruments, of the written options was $5.1 billion at year-end 1998 and $5.4 billion at year-end 1997. These options contracts were covered by the following financial instruments:
                                                           December 31,
                                                      1998           1997
                                                     ------         ------
                                                          (In millions)
        U.S. government, mortgage-backed
          securities and options thereon........    $ 3,396        $ 3,773
        Foreign sovereign debt securities.......         89             73
        Forward rate agreements.................         38              -
        Futures contracts.......................         76            219
        Equities and other......................      1,545          1,340
                                                   --------       --------

                   Total........................    $ 5,144        $ 5,405
                                                    =======        =======

         Forwards and Futures Trading:

         The Company enters into forward purchases and sales contracts for mortgage-backed securities and foreign currencies. In addition, the Company enters into futures contracts on equity-based indices, foreign currencies and other financial instruments as well as options on futures contracts. Forward and futures contracts are treated as off-balance sheet items. Market risk is the price movement on the notional value of the contracts.

         For forward contracts, cash is generally not required at inception; cash equal to the notional value on the contract is required at settlement. For futures contracts, the original margin is required in cash at inception; cash equal to the daily change in market value is required at settlement.

         For the years ended December 31, 1998 and 1997, respectively the average monthly fair values were approximately $(2.0) million and $(2.0) million for forward contracts and $(23.0) million and $1.0 million for futures contracts. At December 31, 1998 and 1997, respectively the receivables from or payables to brokers, dealers and other captions in the Company's consolidated statements of financial condition included net unrealized gains (losses) of approximately $(6.0) million and $6.0 million related to forward contracts and approximately $3.0 million and $(2.0) million related to futures contracts. For the years ended December 31, 1998, 1997 and 1996 unrealized gains and losses on forward and futures contracts are recorded in earnings. Net trading gains (losses) on forward contracts were $7.0 million, $(5.1) million and $39.0 million and net trading gains (losses) on futures contracts were $(86.0) million, $(24.0) million and $8.0 million, respectively.

         Off balance sheet values:
                                                           December 31,
                                                      1998           1997
                                                     ------         ------
                                                          (In millions)
         Forward Contracts:
              Purchased at notional
                (contract) value.................  $ 41,254       $ 18,366
              Sold at notional (contract)
                value............................  $ 39,767       $ 27,028

         Futures Contracts and Options on Future
           Contracts:
              Purchased at market value..........  $  1,184       $    988
              Sold at market value...............  $  1,607       $  2,767

         Swaps

         The notional (contract) value of swap agreements, consisting primarily of interest rate and equity swaps, was approximately $8.0 billion and $686.9 million at December 31, 1998 and December 31, 1997, respectively. The notional or contract amounts indicate the extent of the Company's involvement in the derivative instruments noted above. They do not measure the Company's exposure to market or credit risk and do not represent the future cash requirements of such contracts.

MERCHANT BANKING AND BRIDGE LENDING ACTIVITIES

         The Company's merchant banking activities include investments in various partnerships, for which subsidiaries of the Company act as general partner, as well as direct investments in connection with its merchant banking activities. At December 31, 1998, in connection with these merchant banking activities, the Company had investments of $380.7 million and had potential commitments to invest up to an additional $718.0 million.

         Equitable has committed, subject to approval by Equitable on a transaction-by-transaction basis, to provide $750.0 million of subordinated debt financing to the DLJ Bridge Fund. The Company has agreed to pay Equitable the first $25.0 million of aggregate principal losses incurred by Equitable with respect to all bridge loans. To the extent such payments by the Company do not fully cover any such losses incurred by Equitable, Equitable is entitled to receive all other distributions otherwise payable to the Company with respect to DLJ Bridge Fund activities until such losses have been recovered. The Company has also agreed to pay Equitable the amount, if any, by which any principal loss on an individual loan exceeds $150.0 million. At December 31, 1998, the DLJ Bridge Fund does not have any individual bridge loan outstanding in excess of $150.0 million. At December 31, 1998, the DLJ Bridge Fund had extended $295.0 million of short-term bridge loans, which are expected to be refinanced in the first quarter of 1999.

HIGH-YIELD AND NON-INVESTMENT GRADE SECURITIES

         The Company underwrites, trades, sells and holds high-yield and non-investment-grade securities. Non-investment-grade securities are securities or loans to companies rated BB+ or lower as well as non-rated securities or loans. Due to credit considerations, liquidity of secondary trading markets and vulnerability to general economic conditions, these securities generally involve greater risk than investment-grade holdings. During the third quarter, the Company's high-yield and non-investment grade holdings were reduced in response to the volatile market conditions. The Company ceased trading in its emerging markets proprietary debt trading group in September 1998 and has made other adjustments to lower its risk profile.

         The Company records high-yield securities at market value and records non-investment grade holdings at market or fair value. Unrealized gains and losses are recognized currently in earnings. Long and short holdings (excluding derivatives and structured notes) are as follows:



                                           1998                     1997
                                 ----------------------   ----------------------
                                    Long        Short         Long        Short
                                    ----        -----         ----        ----
                                                  (in millions)

 High-Yield...................   $   429.3     $ 345.3     $   645.6     $ 389.6
 Senior Bank Debt.............     1,261.6           -         864.1           -
 Foreign Sovereign Debt.......       423.6        13.8       1,615.4       543.3
 Mortgage Whole Loans ........       722.3           -       1,555.7           -
 Convertible Securities.......       460.6         8.0         534.8         3.1
 Other Non-Investment Grade...       243.2        21.5          44.4         4.9
                                 ---------     -------     ---------     -------
         Totals...............   $ 3,540.6     $ 388.6     $ 5,260.0     $ 940.9
                                 =========     =======     =========     =======

RISK MANAGEMENT

         Exposure to risk and the ways in which the Company manages the various types of risks on a day-to-day basis is critical to its survival and financial success. Each day, the Company monitors its market and counterparty risk through a number of control procedures designed to identify and evaluate the various risks to which the Company is exposed. The Company has established an Independent Risk Oversight function to oversee risk policies and risk monitoring and management capabilities throughout the firm and coordinate the risk management practices of the various business groups. This department is assisted by a Risk Committee comprised of senior professionals from each of the operating and key administrative groups.

         To help senior management manage risk associated with investment banking and merchant banking transactions the Company has established various committees. These committees review potential clients and engagements, use experience with similar clients and situations, analyze credit for certain commitments and analyze the Company's potential role as a principal investor. To control the risks associated with its banking activities, various committees review the details of all transactions before accepting an engagement.

         The Company has formed the following committees: the Fairness and Valuation Opinion Committee, the Private Placement Committee, the Restructuring Coordinating Committee, the Equity Commitment Committee, the High-Yield Underwriting Committee, the Bridge Commitment Committee, the Banking Review Committee, the Finance Committee and the Executive Committee.

         From time to time, the Company invests in certain merchant banking transactions or other long-term corporate development investments. DLJ's Merchant Banking Group has established several investment entities, each of which has formed its own investment committee. These committees decide on all investments and dispositions with respect to potential and existing portfolio companies. In addition, each quarter, senior officers of the Company meet to review merchant banking and corporate development investments. After discussing the financial and operational aspects of the companies involved, the senior officers recommend carrying values for each investment to the Finance Committee. The Finance Committee then reviews such recommendations and determines fair value.

         The Company often acts as principal in customer-related transactions in financial instruments that expose the Company to market risks. The Company also engages in proprietary trading and arbitrage activities and makes dealer markets in equity securities, investment-grade corporate debt, high-yield securities, U.S. government and agency securities, mortgages and mortgage-backed securities and selected derivatives. As such, to facilitate customer order flow the Company may be required to maintain certain amounts of inventories. The Company covers its exposure to market risk by limiting its net long or short position by selling or buying similar instruments and by using various derivative financial instruments in the exchange-traded and OTC markets.

         Position limits in trading and inventory accounts are established and monitored continuously on an ongoing basis. Current and proposed underwriting, corporate development, merchant banking and other commitments are subject to due diligence reviews by senior management and by professionals in the appropriate business and support units involved.

         Trading activities generally result in inventory positions. Each day, position and exposure reports are prepared by operations staff in each of the business groups engaged in trading activities for traders, trading managers, department managers, division management and group management. These reports are independently reviewed by the Company's corporate accounting group. The corporate accounting group prepares a consolidated summarized position report listing long and short exposure, and approved limits. The position report is distributed to various levels of management throughout the Company, including the Chief Executive Officer, and it enables senior management to control inventory levels and monitor results of the trading groups. The Company also reviews and monitors inventory aging, pricing, concentration and securities ratings.

         In addition to position and exposure reports the Company produces a daily revenue report that summarizes the trading, interest, commissions, fees, underwriting and other revenue items for each of the business groups. Daily revenue is reviewed for various risk factors and is independently verified by the corporate accounting group. The daily revenue report is distributed to various levels of management throughout the Company, including the Chief Executive Officer, and together with the position and exposure report, enables senior management to monitor and control overall activity of the trading groups.

Market risk

         Market risk represents the potential loss as a result of absolute and relative price movements in financial instruments due to changes in interest rates, foreign exchange rates, equity prices, and other factors. The Company's exposure to market risk is directly related to its role as financial intermediary in customer-related transactions and to its proprietary trading activities. As of December 31, 1998, the Company's primary market risk exposures include interest rate risk, credit spread risk and equity price risk. Interest rate risk results from maintaining inventory positions and trading in interest rate sensititive financial instruments and arises from various sources including changes in the absolute and relative level of interest rates, interest rate volatility, mortgage prepayment rates and the shape of the yield curves in various markets. To cover its exposure to interest rate risk, the Company enters into transactions in U.S. government securities, options and futures and forward contracts designed to reduce the Company's risk profile. The Company's investment grade and high-yield corporate bonds, mortgages, equities, derivatives and convertible debt activities, also expose it to the risk of loss related to changes in credit spreads. Credit spread risk arises from the potential changes in an issuer's credit rating that affect the value of financial instruments. Equity price risk results from maintaining inventory positions and making markets in equity securities and arises from changes in the level or volatility of equity prices, equity index exposure and equity index spreads, which affect the value of equity securities. To cover its exposure to equity price risk, the Company enters into transactions in options and futures designed to reduce the Company's risk profile.

Value at risk

         In 1997 the Company developed a Company-wide Value-at-Risk (VAR) model. This model used a variance-covariance approach with a confidence interval of 95% and a one-day holding period, based on historical data for one year. The Company has made changes to the model in the course of 1998. In response to the volatile and illiquid markets of the third quarter of 1998, which departed markedly from the normal statistical distributions that underlie the variance-covariance approach, the Company has estimated VAR by using an historical simulation model based on two years of weekly historical data, a 95% confidence interval, and a one-day holding period. The effect of this change in approach was not material.

         The VAR number is the statistically expected maximum loss on the fair value of the Company's market sensitive instruments for 19 of 20 trading days. In other words, on one of 20 trading days, the loss is expected to be statistically greater than the VAR number. However, the model does not indicate how much greater.

         VAR models are designed to assist in risk management and to provide senior management with one probabilistic indicator of risk at the firm level. VAR numbers should not be interpreted as a predictor of actual results. The VAR model has been specifically tailored for the Company's risk management needs and risk profile.

         The VAR model includes the following limitations: (1) a daily VAR does not capture the risk inherent in trading positions that cannot be liquidated or hedged in one day, (2) VAR is based on historical market data and assumes that past trading patterns will predict the future, (3) all inherent market risks cannot be perfectly modeled, and (4) correlations between market movements can vary, particularly in times of market stress.

         The Company believes that a Company-wide VAR analysis is an important advance in risk management, but it is aware of the limitations inherent in any statistical analysis. Because a VAR model alone is not a sufficient tool to measure and monitor market risk, the Company will continue to use other risk management measures, such as stress testing, independent review of position and trading limits and daily revenue reports.

         At December 31, 1998 and December 31, 1997 the Company-wide VAR for trading was approximately $22.0 million and $11.0 million, respectively. The Company-wide VAR for non-trading market risk sensitive instruments is not separately disclosed because the amount is not significant. Due to the benefit of diversification the Company-wide VAR is less than the sum of the individual components. At December 31, 1998 and December 31, 1997 the three main components of market risk, expressed in terms of theoretical fair values, had the following
VAR:

                                                       December 31,
                                                     1998         1997
                                                  ----------   ----------
                                                       (In millions)
 Trading:
    Interest rate risk......................        $  16         $ 8
    Equity risk.............................        $  11         $ 8
    Foreign currency exchange risk..........        $   -         $ 1

         The increase in value at risk in 1998 over 1997 is due largely to the dramatic increase in volatility across a broad range of financial instruments.

Credit risk

         Credit risk related to various financing activities is reduced by the industry practice of obtaining and maintaining collateral. Each day the Company monitors its exposure to counterparty risk through the use of credit exposure information and monitoring collateral values.

         To establish appropriate exposure limits for a variety of transactions, all counterparties are reviewed on a periodic basis. Specific transactions are analyzed to assess the potential exposure and the counterparty's credit is reviewed to determine whether it supports such exposure. The Company also analyzes market movements that could affect exposure levels. To determine trading limits the Company considers four main factors: the settlement method; the time it will take for a trade to settle (i.e., the maturity of the trade); the volatility that could affect the value of the instruments involved in the trade; and the size of the trade. In addition to determining trading limits, the Company actively manages its credit exposure by performing the following activities: enters into master netting agreements when feasible; monitors the creditworthiness of counterparties and the related trading limits on an ongoing basis and requests additional collateral when deemed necessary; diversifies and limits exposure to individual counterparties and geographic locations; and limits the duration of exposure. To mitigate credit risks, in certain cases, the Company may also close out transactions or assign them to other counterparties when deemed necessary or appropriate.

YEAR 2000

         The Company has been actively engaged in addressing Year 2000 issues. Such issues relate to potential problems resulting from non-Year 2000 compliant systems processing transactions using two-digit date fields rather than four digit date fields for the year of a transaction. If these systems are not identified and reconfigured, Year 2000 transactions would be processed as year "00," which could lead to processing inaccuracies and potential inoperability and could have a material adverse effect on the Company's business.

         As a result of the Company's recent expansion, entry into new product markets and move to its new corporate headquarters, many of the Company's communications and data processing systems are Year 2000 compliant. However, the Company, has undertaken a Year 2000 Project to identify and modify any non-Year 2000 compliant systems. The Year 2000 Project is the Company's highest priority. The Year 2000 Project is decentralized by functional area and is focused on both information technology and non-information technology systems. A written Year 2000 Plan has been developed for each unit (Business Units and Administrative Units) and the units are responsible for all steps necessary to ensure that their respective assets and systems are Year 2000 compliant. The Year 2000 Project is overseen by two Project Management Offices: one for the Company's correspondent clearance business and the other responsible for the

Company's remaining functional units. The Project Managers report to a Steering Committee, comprised of Senior Business Managers, which in turn reports to the Company's Chief Financial Officer and Chief Executive Officer. The Company has also retained the services of several consulting firms having considerable expertise in advising corporations on Year 2000 issues.

         As of December 31, 1998, the Company has inventoried all systems, identified mission critical systems (those systems where loss of their function would result in an immediate stoppage or significant impairment to core business areas) and determined which of these systems are not Year 2000 compliant. By the end of the first quarter of 1999 the Company's correspondent clearance business expects to renovate, test and return all of its non-Year 2000 compliant applications to production after remediation has been completed. With respect to the rest of the Company's systems, by the first quarter of 1999, all mission critical systems are expected to be renovated, implemented and tested. The same process will be performed for non-critical systems and is expected to be completed by the second quarter of 1999. None of the Company's other major information technology projects have been affected significantly due to the implementation of the Year 2000 Project.

         The Company has identified all significant third parties, such as fiduciary agents, vendors, custodial banks, correspondents and facility operators, and has contacted them regarding their Year 2000 readiness. All such parties have assured the Company that they are taking the necessary steps to prepare for the Year 2000.

         The Company has initiated and is actively involved in various types of testing including the Securities Industry Association's industry-wide beta testing, electronic file testing with correspondents and vendor-supplied business applications testing. For each of the tests in which it has participated, the Company has achieved successful results. Throughout 1999, internal and external systems will continue to be tested to ensure that all remediated systems remain compliant.

Costs

         The total cost to ensure that the Company's systems are Year 2000 compliant is not expected to be material to the Company's financial position. Based upon current information, the total cost of the Year 2000 project is currently estimated to be between $85 and $90 million, which has been approved by the Board of Directors of the Company. Based on progress to date, the current funding level has been found to be adequate. More than half of the Year 2000 budget is allocated to renovate and test applications. The budget includes Year 2000 compliance testing, full system testing, peer to peer testing with industry agencies, correspondents and third party vendors and other industry-wide testing. The budget also includes developing a contingency plan. Costs related to the Year 2000 project are expensed as incurred. At December 31, 1998, costs since inception totaled $77.0 million. The cost of the project is being funded by operations.

Risks

         The Year 2000 issue includes many risks including the possibility that the Company's computer and non-information technology systems will fail. The Company cannot ensure that the schedule for compliance outlined above will be met or that the systems of other companies on which the Company depends will be timely converted. Due to this uncertainty, the Company is unable to determine whether the Year 2000 will have a material impact on the Company's business, results of operations or financial condition. If the Year 2000 risks are not remedied, the Company may experience business interruption or shutdown, financial loss, regulatory actions, damage to the Company's global franchise and legal liability. However, the Year 2000 Project is expected to reduce significantly the Company's level of uncertainty regarding the Year 2000 readiness of internal and third-party systems. The Company believes that with the completion of the Project as scheduled, the possibility of significant interruptions of normal operations as a result of the Year 2000, should be reduced.

Contingencies

         The Company's action plan is designed to safeguard the interests of the Company and its customers; however, except as discussed below, a formal contingency plan does not exist. The Company is assessing contingency requirements and by the end of the second quarter of 1999 will develop a contingency plan. DLJ' s correspondent clearance business has a written general contingency plan, which covers a variety of independent events that may require recovery/contingency plans, including Year 2000 system failures. To enhance this plan, Year 2000-specific scenarios are being developed.

         To the fullest extent permitted by law, the foregoing discussion is a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act 105 P.L. 271.

         Forward looking statements contained under "YEAR 2000" above should be read in conjunction with the Company's disclosure under the heading "FORWARD LOOKING STATEMENTS" below.

RECENT ACCOUNTING DEVELOPMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires all derivatives to be recognized in the statement of financial condition at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and should be applied prospectively. Earlier application is permitted. Since most of the Company's derivatives are carried at fair value, the adoption of this statement is not expected to have a material impact on the Company's results of operations or its consolidated statement of financial condition.

FORWARD-LOOKING STATEMENTS

         The Company has made in this report, and from time to time may otherwise make in its public filings, press releases and discussions with Company management, forward looking statements concerning the Company's operations, economic performance and financial condition, as well as its strategic objectives, including, without limitation, global expansion. Such forward looking statements are subject to various risks and uncertainties and the Company claims the protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those currently anticipated due to a number of factors in addition to those discussed elsewhere herein and in the Company's other public filings, press releases and discussions with Company management, including (i) the volatile nature of the securities business, which is affected by, among other things, the availability of capital, the level and volatility of interest rates and the uncertainties of the global and U.S. economies, (ii) the competitive nature of the securities business,
(iii) the effect of extensive federal, state and foreign regulation on the Company's business, (iv) market, credit and liquidity risks associated with the Company's underwriting, securities trading, market-making and arbitrage activities, (v) potential losses that could result from the Company's merchant banking activities as a result of its capital intensive nature, (vi) risks associated with the Company's use of derivative financial instruments, (vii) the availability of adequate financing to support the Company's business, (viii) potential restrictions on the business of, and withdrawal of capital from, certain subsidiaries of the Company due to net capital requirements, (ix) potential liability under federal and state securities and other laws, (x) the effect of any future acquisitions, (xi) the risks associated with Year 2000 issues, including failure to meet the schedule for Year 2000 compliance, the uncertainty surrounding Year 2000 readiness of third parties, and increased costs associated with the implementation of the Year 2000 project and (xii) factors that may affect the timeliness of Year 2000 compliance include the ability to locate, correct and successfully test all relevant computer code according to schedule, the continued availability of certain resources including personnel, timely responses and corrections by third-parties and suppliers and the compatibility of new systems with those systems not being replaced.

                          Independent Auditors' Report



The Board of Directors and Stockholders
Donaldson, Lufkin & Jenrette, Inc.

We have audited the accompanying consolidated statements of financial condition of Donaldson, Lufkin & Jenrette, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donaldson, Lufkin & Jenrette, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ KPMG LPP
New York, New York
February 2, 1999

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition
                 (In thousands, except share and per share data)


                                                                                 December 31,      December 31,
                                                                                     1998              1997
                                                                                 ------------      ------------
                                     ASSETS

Cash and cash equivalents....................................................     $  1,049,253     $    273,164
Cash and securities segregated for regulatory purposes or deposited with
   clearing organizations....................................................        1,043,225          832,093
Collateralized short-term agreements:
   Securities purchased under agreements to resell...........................       20,063,348       22,628,782
   Securities borrowed.......................................................       23,967,639       20,598,639
Receivables:
   Customers.................................................................        6,523,568        4,397,668
   Brokers, dealers and other................................................        3,773,251        3,162,970
Financial instruments owned, at value:
   U.S. government and agency................................................        5,973,394        6,834,996
   Corporate debt............................................................        4,441,492        5,577,023
   Foreign sovereign debt....................................................          423,736        1,624,235
   Mortgage whole loans......................................................          722,284        1,555,685
   Equities and other........................................................        1,634,201          943,782
   Long-term corporate development investments...............................          473,756          315,774
Office facilities, at cost, (net of accumulated depreciation and amortization
   of $297,959 and $216,230, respectively)...................................          450,706          388,677
Other assets and deferred amounts ...........................................        1,742,383        1,372,357
                                                                                  ------------     ------------

Total Assets.................................................................     $ 72,282,236     $ 70,505,845
                                                                                  ============     ============

























          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition
                 (In thousands, except share and per share data)


                                                                                December 31,       December 31,
                                                                                    1998               1997
                                                                                ------------       ------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Commercial paper and short-term borrowings..................................    $    515,646       $  1,121,352
Collateralized short-term financings:
    Securities sold under agreements to repurchase..........................      35,775,580         36,006,656
    Securities loaned.......................................................       7,322,186          7,687,416
Payables:
    Customers...............................................................       6,847,046          5,071,653
    Brokers, dealers and other..............................................       3,053,337          2,912,218
Financial instruments sold not yet purchased, at value:
    U.S. government and agencies............................................       5,935,629          7,671,498
    Corporate debt..........................................................         523,909            854,155
    Foreign sovereign debt..................................................          40,744            553,852
    Equities and other......................................................       2,438,667          1,376,395
Accounts payable and accrued expenses.......................................       2,282,413          2,119,131
Other liabilities...........................................................         937,377            741,870
                                                                                ------------       ------------

                                                                                  65,672,534         66,116,196
                                                                                ------------       ------------
Long-term borrowings........................................................       3,482,003          2,128,159
                                                                                ------------       ------------

         Total liabilities..................................................      69,154,537         68,244,355
                                                                                ------------       ------------

Company-obligated mandatorily redeemable preferred securities
    of subsidiary trust holding solely debentures of the Company............         200,000            200,000
                                                                                ------------       ------------

Stockholders' Equity:
    Preferred stock, 50,000,000 shares authorized:
       Series A Preferred Stock, at $50.00 per share liquidation
         preference (4,000,000 shares issued and outstanding)...............         200,000            200,000
       Series B Preferred Stock, at $50.00 per share liquidation
         preference (3,500,000 shares  issued and outstanding)..............         175,000                  -
    Common stock ($0.10 par value; 300,000,000 shares
       authorized; 122,812,558 and 111,852,762 shares issued
       and outstanding, respectively).......................................          12,281             11,185
    Restricted stock units (10,358,294 units authorized; 2,082,236
       and 6,562,414 units issued and outstanding, respectively)............          21,333             67,255
    Paid-in capital.........................................................         858,066            440,926
    Retained earnings.......................................................       1,657,710          1,338,220
    Accumulated other comprehensive income..................................           3,309              3,904
    Employee deferred compensation stock trust..............................          12,329             12,061
    Common stock issued to employee deferred compensation trust.............         (12,329)           (12,061)
                                                                                ------------       -------------

         Total stockholders' equity.........................................       2,927,699          2,061,490
                                                                                ------------       ------------

Total Liabilities and Stockholders' Equity..................................    $ 72,282,236       $ 70,505,845
                                                                                ============       ============









          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income
                      (in thousands, except per share data)


                                                                              Years Ended December 31,
                                                                        1998            1997            1996
                                                                      --------        --------        --------
Revenues:
    Commissions..................................................    $  854,679      $  690,156      $  573,335
    Underwritings................................................     1,077,712         905,607         755,627
    Fees.........................................................     1,191,655         767,259         469,986
    Interest, net of interest to finance U.S. government,
      agency and mortgage-backed securities of $3,045,391,
      $2,859,042 and $2,132,593, respectively....................     2,189,108       1,652,135       1,074,223
    Principal transactions-net:
      Trading....................................................       (92,782)        363,190         393,938
      Investment.................................................       126,031         194,527         162,975
    Other........................................................        60,639          67,595          60,672
                                                                     ----------      ----------      ----------
       Total revenues............................................     5,407,042       4,640,469       3,490,756
                                                                     ----------      ----------      ----------
Costs and Expenses:
    Compensation and benefits....................................     2,231,655       1,908,201       1,538,754
    Interest.....................................................     1,455,851       1,153,167         733,207
    Brokerage, clearing,
      exchange fees and other....................................       258,625         231,402         201,292
    Occupancy and equipment......................................       269,975         189,915         159,330
    Communications...............................................        89,793          63,965          53,657
    Other operating expenses.....................................       500,643         432,719         330,716
                                                                     ----------      ----------      ----------
       Total costs and expenses..................................     4,806,542       3,979,369       3,016,956
                                                                     ----------      ----------      ----------
Income before provision for income taxes.........................       600,500         661,100         473,800
                                                                     ----------      ----------      ----------
Provision for income taxes.......................................       229,700         252,850         182,500
                                                                     ----------      ----------      ----------
Net income.......................................................    $  370,800      $  408,250      $  291,300
                                                                     ==========     ===========      ==========
Dividends on preferred stock.....................................    $   21,310      $   12,144      $   18,653
                                                                     ==========     ===========      ==========
Earnings applicable to common shares.............................    $  349,490      $  396,106      $  272,647
                                                                     ==========     ===========      ==========
Earnings per common share:
     Basic.......................................................    $    2.93       $    3.59       $    2.56
                                                                     ==========     ===========      ==========
     Diluted.....................................................    $    2.65       $    3.16       $    2.30
                                                                     ==========     ===========      ==========
Weighted average common shares outstanding:
     Basic.......................................................       119,260         110,318         106,600
                                                                     ==========     ===========      ==========
     Diluted.....................................................       131,980         125,498         118,712
                                                                     ==========     ===========      ==========











          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

              For the Years Ended December 31, 1996, 1997 and 1998
                      (In thousands, except per share data)


                                                                                                   Accumulated
                                                      Restricted                                      Other
                              Preferred    Common        Stock        Paid-in       Retained      Comprehensive
                               Stock        Stock        Units         Capital      Earnings          Income           Total
                              -------     --------    -----------      -------     ----------         ------         -------

Balances at December 31,
 1995.......................   $       0    $ 10,659      $106,163      $ 358,664    $   723,859     $  (625)       $ 1,198,720

Net income..................           -           -             -              -        291,300           -            291,300
Translation adjustment......           -           -             -              -              -       2,522              2,522
   Total comprehensive
     income.................           -           -             -              -              -           -            293,822

Dividends:
  Common stock ($0.25 per
   share)...................           -           -             -              -        (26,650)          -            (26,650)
  Preferred stock ($8.29 per
   share)...................           -           -             -              -        (18,653)          -            (18,653)
Forfeiture of restricted
 stock units................           -           -        (1,996)         1,996              -           -                  -
Issuance of Series A
 Preferred stock.............    200,000           -             -              -              -           -            200,000
                               ---------    --------      --------      ---------    -----------     -------        -----------

Balances at December 31,
 1996.......................     200,000      10,659       104,167        360,660        969,856       1,897          1,647,239

Net income..................           -           -             -              -        408,250           -            408,250
Translation adjustment......           -           -             -              -              -       2,007              2,007
   Total comprehensive
    income..................                                                                                            410,257

Dividends:
  Common stock ($0.25 per
   share)....................          -           -             -              -        (27,742)          -            (27,742)
  Preferred stock ($3.036
   per share)................          -           -             -              -        (12,144)          -            (12,144)
Forfeiture of restricted
  stock units................          -           -          (156)           156              -           -                  -
Conversion of restricted
 stock units to common stock           -         358       (36,756)        45,041              -           -              8,643
Conversion of debentures....           -         138             -         28,641              -           -             28,779
Exercise of stock options...           -          30             -          6,428              -           -              6,458
                               ---------    --------      --------      ---------    -----------     -------        -----------

Balances at December 31,
 1997.......................     200,000      11,185        67,255        440,926      1,338,220       3,904          2,061,490

Net income...................          -           -             -              -        370,800           -            370,800
Translation adjustment.......          -           -             -              -              -        (595)              (595)
   Total comprehensive income                                                                                           370,205

Dividends:
  Common stock ($0.25 per
   share)....................          -           -             -              -        (30,000)          -            (30,000)
  Preferred stock ($2.84 per
   share)....................          -           -             -              -        (21,310)          -            (21,310)
Issuance of Series B
  Preferred Stock............    175,000           -             -              -              -           -            175,000
Sale of common stock to
   Equitable/AXA.............          -         500             -        299,500              -           -            300,000
Exercise of stock options....          -         148             -         37,840              -           -             37,988
Conversion of restricted
 stock  units to common
 stock ......................          -         448       (45,890)        70,870              -           -             25,428
Forfeiture of restricted
 stock units.................          -           -           (32)            32              -           -                  -
Tax benefit on distribution
of employee stock trust.....           -           -             -          8,898              -           -              8,898
                               ---------    --------      --------      ---------    -----------     -------        -----------
Balances at December 31,
 1998.......................   $ 375,000    $ 12,281      $ 21,333      $ 858,066    $ 1,657,710     $ 3,309        $ 2,927,699
                               =========    ========      ========      =========    ===========     =======        ===========


          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                                 (In thousands)



                                                                                       Years Ended December 31,
                                                                                1998            1997              1996
                                                                              --------        --------          --------
Cash flows from operating activities:
  Net income.........................................................        $  370,800      $   408,250      $    291,300
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization...................................            84,802           61,428            53,831
     Deferred taxes..................................................            27,943         (134,233)         (120,022)
     Decrease in net unrealized (depreciation) appreciation of
       long-term corporate development investments...................            (8,939)         (34,524)           50,283
                                                                            -----------     ------------      ------------
                                                                                474,606          300,921           275,392
   (Increase) decrease in  operating assets:
     Cash and securities segregated for regulatory
       purposes or deposited with clearing organizations.............          (211,132)           4,313          (381,936)
     Securities purchased under agreements to resell..                        5,463,657       (4,622,196)            9,191
     Securities borrowed.............................................        (3,369,000)     (11,243,155)         (310,574)
     Receivables from customers......................................        (2,125,900)      (1,228,375)         (813,320)
     Receivables from brokers, dealers and other.....................          (610,281)         921,011        (2,342,428)
     Financial instruments owned, at value...........................         3,340,614         (807,663)       (4,906,785)
     Other assets and deferred amounts...............................          (359,115)        (179,958)         (147,335)
   Increase (decrease) in operating liabilities:
     Securities sold under agreements to repurchase...                       (5,463,657)       4,622,196            (9,191)
     Securities loaned...............................................          (365,230)       4,962,643           100,560
     Payables to customers...........................................         1,775,393        1,173,836         1,336,559
     Payables to brokers, dealers and other............................         141,119         (946,845)        2,511,614
     Financial instruments sold not yet purchased, at value..........        (1,516,951)       1,014,230         2,737,243
     Accounts payable and accrued expenses...........................           163,282          397,876           323,790
     Other liabilities...............................................           245,320          310,230            89,551
   Translation adjustment............................................              (595)           2,007             2,522
                                                                            -----------     ------------      ------------
Net cash used in operating activities................................       $(2,417,870)    $ (5,318,929)     $ (1,525,147)
                                                                            -----------     ------------      ------------
















          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                       Years Ended December 31,
                                                                                1998            1997              1996
                                                                              --------        --------          --------
Cash flows from investing activities:
  Net (payments for) proceeds from:
    Purchases of long-term corporate development investments...........     $  (347,033)      $ (194,777)       $  (87,600)
    Sales of long-term corporate development investments...............         197,990          117,930           117,412
    Office facilities..................................................        (145,742)        (162,568)         (142,597)
    Other assets.......................................................         (39,217)          23,375             5,818
                                                                            -----------       ----------        ----------

Net cash used in investing activities..................................        (334,002)        (216,040)         (106,967)
                                                                            -----------       ----------        ----------

Cash flows from financing activities:
  Net proceeds from (payments for):
    Short-term financings..............................................       1,728,652        4,854,182         1,187,338
    Senior notes.......................................................         893,552                -                 -
    Medium-term notes..................................................         349,337          359,646           249,515
    Subordinated revolving credit agreement............................        (325,000)         118,500           (43,500)
    Senior secured floating rate notes.................................         450,000                -                 -
    Global floating rate notes.........................................             448          347,760                 -
    Other long-term debt...............................................         (14,493)         (13,753)           (2,858)
    Convertible debentures.............................................               -           18,779            43,500
    Swiss Franc Bonds..................................................               -                -          (105,513)
    Dividends..........................................................         (51,310)         (39,886)          (45,303)
    Issuance of Company obligated mandatorily redeemable preferred
       securities......................................................               -                -           200,000
    Sale of common stock to Equitable/AXA..............................         300,000                -                 -
    Issuance of Series A Preferred Stock...............................               -                -           200,000
    Issuance of Series B Preferred Stock...............................         175,000                -                 -
    Exercise of stock options..........................................          21,775            4,074                 -
                                                                            -----------       ----------        ----------

Net cash provided by financing activities..............................       3,527,961        5,649,302         1,683,179
                                                                            -----------       ----------        ----------

Increase in cash and cash equivalents..................................         776,089          114,333            51,065

Cash and cash equivalents at beginning of year........................          273,164          158,831           107,766
                                                                            -----------       ----------        ----------

Cash and cash equivalents at end of year..............................      $ 1,049,253       $  273,164        $  158,831
                                                                            ===========       ==========        ==========


















          See accompanying notes to consolidated financial statements.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998

1.  Summary of Significant Accounting Policies

The consolidated financial statements include Donaldson, Lufkin & Jenrette, Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated. The Company is a majority-owned subsidiary of the Equitable Companies Incorporated and its subsidiaries (together, "Equitable"). The Company's separate financial statements reflect Equitable's cost basis, established in 1985 when Equitable acquired the Company.

The Company is a leading, integrated investment and merchant bank serving institutional, corporate, government and individual clients. The Company's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management.

To prepare consolidated financial statements in conformity with generally accepted accounting principles ("GAAP"), management must estimate certain amounts that affect the reported assets and liabilities, disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual results could differ from those estimates.

Substantially all of the Company's financial assets and liabilities, as well as financial instruments with off-balance sheet risk, are carried at market or fair values or are carried at amounts that approximate fair value because of their short-term nature. Fair value is estimated at a specific point in time, based on relevant market information or the value of the underlying financial instrument. These estimates do not generally reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument.

Cash equivalents include all demand deposits held in banks and certain highly liquid investments with maturities of 90 days or less, other than those held for sale in the ordinary course of business.

Securities sold under agreements to repurchase (repurchase agreements) and securities purchased under agreements to resell (resale agreements) are treated as financing arrangements and are carried at contract amounts that reflect the amounts at which the securities will be subsequently repurchased or resold. Interest on such contract amounts is accrued and is included in the accompanying consolidated statements of financial condition in receivables from and payables to brokers, dealers and other. The Company takes possession of the assets purchased under agreements to resell and obtains additional collateral when the market value falls below the contract value. In the consolidated financial statements, repurchase and resale agreements are presented net if they are with the same counterparty, have the same maturity date, settle through the Federal Reserve system, and are subject to master netting agreements.

Securities borrowed and securities loaned are financing arrangements that are recorded at the amount of cash collateral advanced or received. For securities borrowed, the Company deposits cash, letters of credit or other collateral with the lender. For securities loaned, the Company receives collateral in cash or other collateral that exceeds the market value of securities loaned. Each day, the Company monitors the market value of securities borrowed and loaned and obtains or refunds additional collateral, as necessary.

Receivables from and payables to customers include amounts due on cash and margin transactions. For receivables, securities owned by customers are held as collateral. Such collateral is not reflected in the consolidated financial statements.

U.S. government and agency securities, mortgage-backed securities, options, forward and futures transactions and certain other debt obligations are recorded in the consolidated financial statements on a trade date basis. All other securities are recorded on a settlement date basis and, if significant, adjustments are made to a trade date basis.

Other than long-term corporate development investments and senior bank debt, financial instruments owned are carried at market value. Changes in unrealized appreciation (depreciation) arising from fluctuations in market value or upon realization of security positions are reflected in principal transactions-net, trading revenues, in the consolidated statements of income.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

To the extent that the Company has surrendered control, transfers of financial assets are accounted for as sales.

Long-term corporate development investments represent the Company's involvement in private debt and equity investments. These investments generally have no readily available market or may be otherwise restricted as to resale under the Securities Act of 1933; therefore, these investments are carried at estimated fair value as determined by the Finance Committee of the Board of Directors. The cost of these investments was $472.3 million at year-end 1998 and $323.2 million at year-end 1997. In 1998 net unrealized appreciation of long-term corporate development investments increased $8.9 million. In 1997 and 1996, the decrease in net unrealized appreciation (depreciation) amounted to $(34.5) million and $50.3 million, respectively. Changes in net unrealized appreciation (depreciation) arising from changes in fair value or upon realization are reflected in principal transactions-net, investment revenues in the consolidated statements of income.

Office facilities are carried at cost and are depreciated on a straight-line basis over the estimated useful life of the related assets, ranging from three to eight years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or term of the lease. Exchange memberships owned by the Company are included in other assets and are carried at cost.

Changes in unrealized gains and losses, as well as realized gains and losses at settlement on all derivative instruments (options, forward and futures contracts and swaps), are included in principal transactions-net, trading revenues, in the consolidated statements of income. Related offsetting amounts are included in receivables from or payables to brokers, dealers and other in the consolidated statements of financial condition. Fair value of options includes any deferred unamortized premiums. Such premiums are recognized over the life of the option contracts on a straight-line basis or are recognized through the change in the fair value of the option in principal transactions-net, trading revenue in the consolidated statements of income. Swap transactions entered into for non-trading purposes to modify the interest rate and foreign currency exposure associated with certain assets and liabilities are accounted for on an accrual basis. Under the accrual basis, the net amount to be received or paid is accrued as part of interest expense in the consolidated statements of income. Cash flows from derivative instruments are included as operating activities in the consolidated statements of cash flows.

Assets and liabilities of foreign subsidiaries denominated in foreign currencies are translated at exchange rates prevailing at the date of the consolidated statements of financial condition. Revenues and expenses are translated at average exchange rates during the period. Gains and losses from translating foreign currency financial statements into U.S. dollars are included as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in the consolidated statements of income.

Effective January 1, 1997, Equitable's ownership for tax purposes declined to less than 80%; therefore, the Company files its own U.S. consolidated Federal income tax return.

All liabilities related to postretirement and postemployment benefits have been provided for and the related costs are not significant.

The Company accounts for stock-based compensation related to stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and accordingly, does not recognize any compensation cost associated with such plans in the consolidated financial statements. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method had been applied.

Basic and diluted earnings per common share amounts are calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average common shares outstanding. Basic earnings per share excludes the dilutive effects of stock options, non-vested restricted stock units and convertible debt. Diluted earnings per share reflects all potentially dilutive securities.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires all derivatives to be recognized in the consolidated statements of financial condition at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and should be applied prospectively. Since most of the Company's derivatives

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES are currently carried at fair value, the adoption of this statement is not expected to have a material effect on the Company's results of operations or its consolidated statements of financial condition.

To conform to the 1998 presentation, certain reclassifications have been made to prior year consolidated financial statements.

2.  Common Stock Split

In February 1998, the Board of Directors declared a two-for-one stock split (the "stock split") of the Company's common stock, subject to stockholder approval to increase the number of authorized common shares. In April 1998, stockholders approved an amendment to the Company's Certificate of Incorporation which increased the number of total authorized shares of common stock to 300 million and the number of total authorized shares of preferred stock to 50 million. The stock split was effected in the form of a 100% stock dividend to stockholders of record on April 27, 1998, and was paid on May 11, 1998. The par value of the common stock remained at $0.10 per share. To preserve the value of the post-split shares, an adjustment was made from paid-in capital to common stock. In the accompanying consolidated financial statements all common share, per common share, restricted stock unit and option data have been restated for the effect of the stock split.

3.  Related Party Transactions

In the normal course of business, the Company provides brokerage services including clearance, investment banking and related activities for Equitable and certain of its affiliates. The amounts related to such activities are not significant.

The Company is the sponsor of the $750.0 million DLJ Bridge Fund ("the Bridge Fund"), which is funded by a commitment from Equitable. The Bridge Fund provides short-term loans in connection with the Company's merchant banking and financial advisory businesses. The Bridge Fund has a commitment of subordinated debt from Equitable for the total amount of the loans. Any loans made by the Bridge Fund would be expected to be refinanced, and the outstanding amounts repaid, within a short-term period. At December 31, 1998, the Bridge Fund had extended $295.0 million of short-term bridge loans.

For the years ended December 31, 1998, 1997 and 1996, dividends on common stock paid or accrued to Equitable were $21.7 million, $21.3 million and $21.4 million, respectively.

4.  Cash and Securities Segregated Under Federal and Other Regulations

Cash of $13.7 million at December 31, 1997 and securities with a market value of $883.0 million and $711.0 million at December 31, 1998 and 1997, respectively were segregated in special reserve bank accounts to benefit customers in accordance with regulations of the Securities and Exchange Commission and the Commodities Futures Trading Commission.

5.  Borrowings

Short-term borrowings are generally demand obligations with interest approximating Federal fund rates. Such borrowings are generally used to facilitate the securities settlement process, to finance securities inventories, and to finance securities purchased by customers on margin. At December 31, 1998 there were no borrowings secured by Company-owned securities. At December 31, 1997, certain of these borrowings were secured by Company-owned securities aggregating $190.5 million.

Short-term borrowings and repurchase agreements:

                                                                                  Weighted Average
                                                                                   Interest Rates
                                                         December 31,               December 31,
                                                       1998         1997          1998      1997
                                                      ------       ------        ------    ------
                                                         (In millions)
Securities sold under repurchase agreements.......   $ 35,776      $ 36,007      4.89%     6.04%
Bank loans........................................   $    391      $    988      5.79%     6.57%
Borrowings from other financial institutions......   $    125      $    133      5.72%     6.21%


               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

In January 1998, the Company introduced a $1.0 billion commercial paper program. Obligations issued under this program (the "Notes") are exempt from registration under the Securities Act of 1933, as amended under Section 4(2) (the "Securities Act"). At December 31, 1998, $30.9 million of notes were outstanding under this program.

Long-term borrowings:

                                                                               December 31,
                                                                          1998              1997
                                                                        --------          --------
                                                                              (In thousands)
Senior notes 6%-6.875%, due various dates through 2008.............   $ 1,391,036       $    497,484
Medium-term notes 5.402% - 6.90%, due various dates through 2016...     1,046,647            697,310
Senior subordinated revolving credit agreement, due 2000...........             -            325,000
Senior secured floating rate notes, due 2005.......................       450,000                  -
Global floating rate notes, due 2002...............................       348,357            347,909
Subordinated exchange notes 9.58%, due 2003........................       225,000            225,000
Other..............................................................        20,963             35,456
                                                                      -----------        -----------

     Total long-term borrowings....................................   $ 3,482,003        $ 2,128,159
                                                                      ===========        ===========

Current maturities.................................................   $   100,973        $     1,623
                                                                      ===========        ===========


For the years ended December 31, 1998, 1997 and 1996, interest paid on all borrowings and financing arrangements was $4.6 billion, $3.9 billion and $2.8 billion, respectively.

Scheduled maturities of long-term borrowings are as follows:

                                                                            December 31,
                                                                      1998               1997
                                                                    --------           --------
                                                                          (In thousands)
                    1998.....................................     $         -        $     1,623
                    1999.....................................         100,973                153
                    2000.....................................         189,987            514,926
                    2001.....................................         369,265             33,610
                    2002.....................................         358,348            357,897
                    2003.....................................         374,397            225,000
                    2004-2016................................       2,089,033            994,950
                                                                  -----------        -----------
                                                                  $ 3,482,003        $ 2,128,159
                                                                  ===========        ===========


In connection with its 1998 and 1997 financings, the Company:

1998

Issued an initial $175.0 million Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, from the $300.0 million shelf established in 1997.

Issued $650.0 million of 6.5% Senior Notes that mature in 2008 and $350.0 million Medium-Term Notes with interest ranging from 5.402% - 6.28% that mature at various dates through 2003.

Issued $250.0 million of 6% Senior Notes that mature in 2001 from the $1.0 billion shelf established in 1997. To convert these fixed rate notes into floating rate notes based upon the London Interbank Offered Rate ("LIBOR"), the Company entered into interest rate swap transactions.

Issued Senior Secured and Senior Subordinated Secured Floating Rate Notes for $200.0 million and $250.0 million, due March 15, 2005 and September 15, 2005, respectively. These notes are collateralized by a portfolio of investments, primarily senior bank debt valued at $441.0 million. Senior bank debt consists of interests in senior corporate debt, including term loans, revolving loans and other corporate debt.

Amended the $2.0 billion revolving credit facility to increase the aggregate commitment of banks thereunder to $2.8 billion, of which $1.7 billion may be unsecured. At year-end 1998, no borrowings were outstanding under this agreement.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

Repaid the $325.0 million senior subordinated revolving credit agreement and terminated the related credit facility.

1997

Borrowed an additional $118.5 million under its senior subordinated revolving credit agreement and extended the maturity date to January 30, 2000. Interest is based on LIBOR and was 6.69% at year-end 1997 and 6.38% at year-end 1996.

Established a $300.0 million Medium-Term Note program. At year-end 1997, $200.0 million was outstanding with a weighted average interest rate of 6.48%. To convert $190.0 million of such fixed rate notes into floating rate notes based upon LIBOR, the Company entered into interest rate swap transactions. At year-end 1997, the weighted average effective interest rate on these notes was 6.08%.

Established a $1.0 billion senior or subordinated debt securities shelf registration, under which up to $500.0 million can be offered as Medium-Term Notes due nine months or more from the date of issuance. At year-end 1997, notes outstanding under this registration included $150.0 million at a fixed rate of 6.90% and $100.0 million at a floating rate of 6.28% based upon LIBOR. Using interest rate swaps, these floating rate notes were converted into fixed rate notes at 6.94%.

Issued $350.0 million of Global Floating Rate Notes with interest at a floating rate equal to LIBOR plus 0.25%. These notes mature in 2002 and can be redeemed by the Company in whole or in part on any interest payment date on or after September 2000.

Completed a shelf registration to offer up to $300.0 million of senior or subordinated debt securities or preferred stock.

Repaid in full $88.0 million 7.88% Medium-Term Notes plus accrued interest.

Replaced several individual credit facilities aggregating $1.9 billion with a $2.0 billion revolving credit facility, of which $1.0 billion may be unsecured. At year-end 1997, no borrowings were outstanding under this agreement.

6.  Income Taxes

Income taxes included in the consolidated statements of income include the following:


                                       December 31,     December 31,     December 31,
                                         1998              1997            1996
                                       ----------------------------------------------
                                                      (In thousands)
Current:
   U.S. Federal.....................     $ 128,980       $  299,091        $ 222,225
   Foreign..........................        45,701           25,131           16,045
   State and local..................        27,076           62,861           64,252
                                         ---------       ----------        ---------
Total current.......................       201,757          387,083          302,522
                                         ---------       ----------        ---------

Deferred:
   U.S. Federal.....................        19,019         (117,622)         (88,970)
   State and local..................         8,924          (16,611)         (31,052)
                                         ---------       ----------        ---------
Total deferred......................        27,943         (134,233)        (120,022)
                                         ---------       ----------        ---------

Total provision for income taxes....     $ 229,700       $  252,850        $ 182,500
                                         =========       ==========        =========

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

The following summarizes the difference between the "expected" tax provision, which is computed by applying the statutory tax rate to income before provision for income taxes, and the effective provision for income taxes, which is computed by using the effective tax rate:



                                           1998                            1997                           1996
                                 ------------------------        ------------------------        ------------------------
                                                 Percent                         Percent                         Percent
                                                    of                              of                              of
                                                 Pre-tax                         Pre-tax                         Pre-tax
                                  Amount          Income          Amount          Income          Amount          Income
                                 --------        --------        --------        --------        --------        --------
                              (In thousands)                  (In thousands)                  (In thousands)

 Computed "expected"
   tax provision...........       $ 210,175        35.0%          $ 231,385        35.0%          $ 165,830         35.0%
 Non-taxable income
   and expense items.......          (3,875)       (0.6)             (8,598)       (1.3)             (4,910)        (1.1)
 State and local  taxes,
   net of related Federal
   income tax benefit......          23,400         3.9              30,063         4.5              21,580          4.6
                                -----------       --------      -----------      --------       -----------        -----

Provision for income taxes..      $ 229,700        38.3%          $ 252,850        38.2%          $ 182,500         38.5%
                                  =========       ======          =========       ======          =========         =====


Deferred tax assets and deferred tax liabilities are generated by the following temporary differences:


                                                                           1998                1997
                                                                         --------            -------
                                                                                (In thousands)
            Deferred tax assets:
                 Inventory.....................................         $   1,633          $   6,657
                 Investments...................................            45,690             35,617
                 Other liabilities and accrued expenses........           523,476            517,673
                 Office facilities.............................             8,892              4,552
            Deferred tax liabilities:
                 Investments...................................           (45,858)           (31,458)
                 Office facilities.............................           (42,243)           (12,584)
                 Other.........................................            (1,947)            (2,871)
                                                                        ---------          ----------
            Net deferred tax asset.............................         $ 489,643          $ 517,586
                                                                        =========          =========

Management has determined that taxable income from carryback years and anticipated future reversals of existing taxable temporary differences are sufficient to offset the tax benefit of deductible temporary differences. As a result, at year-end 1998 and 1997, valuation allowances have not been recorded against deferred tax assets. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. However, if estimates of future taxable income during the carryforward period are reduced, the amount of the deferred tax assets considered realizable could also be reduced.

In 1998, 1997 and 1996, respectively, the Company paid $101.3 million, $293.8 million and $267.5 million in federal income taxes including $4.1 million, $18.6 million and $267.5 million of federal income tax equivalents paid to Equitable.

7.  Net Capital

The Company's wholly owned principal subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") is a registered broker-dealer, a registered futures commission merchant and member firm of The New York Stock Exchange, Inc. (the "NYSE"). Accordingly, DLJSC is subject to the minimum net capital requirements of the Securities and Exchange Commission, the NYSE and the Commodities Futures Trading Commission. As such, it is also subject to the NYSE's net capital rule, which conforms to the Uniform Net Capital Rule under rule 15c3-1 of the Securities Exchange Act of 1934. Under the alternative method permitted by this rule, the required net capital may not be less than two percent of aggregate debit balances arising from customer transactions or four percent of segregated funds, whichever is greater. If a member firm's capital is less than four percent of aggregate debit balances, the NYSE may require the firm to reduce its business. If a member firm's net capital is less than five percent of aggregate debit balances, the NYSE may prevent the firm from expanding its business and declaring cash dividends. At December 31, 1998,

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

DLJSC's net capital of approximately $1.2 billion was 20 percent of aggregate debit balances and exceeded the minimum requirement by approximately $1.1 billion.

Certain of the Company's London-based broker-dealer subsidiaries are subject to the requirements of the Securities and Futures Authority, a self-regulatory organization established under the United Kingdom Financial Services Act of 1986. Other U.S. and foreign broker-dealer subsidiaries of the Company are subject to net capital requirements of their respective regulatory agencies. At December 31, 1998 and 1997, the Company and its broker-dealer subsidiaries complied with all applicable regulatory capital adequacy requirements.

8.  Derivative Financial Instruments

The Company enters into certain contractual agreements referred to as derivatives or off-balance sheet financial instruments primarily to provide products for its clients. Under these agreements, the Company performs the following activities: writes over-the-counter ("OTC") options to accommodate customers' needs; trades in forward contracts in U.S. government and agency issued or guaranteed securities; trades in futures contracts on equity-based indices, interest rate instruments and currencies; enters into swap transactions to manage foreign currency, interest rate and equity risks; and issues structured products based on emerging market financial instruments and indices. The Company is not significantly involved in commodity derivative instruments.

Options

The Company writes option contracts specifically designed to meet customers' needs. Since the Company, not its counterparty, is obligated to perform, the options do not expose the Company to credit risk. At the beginning of the contract period, the Company receives a cash premium. During the contract period, the Company bears the risk of unfavorable changes in the value of the financial instruments underlying the options ("market risk"). To cover this market risk, the Company purchases or sells cash or derivative financial instruments on a proprietary basis. Such purchases and sales may include debt and equity securities, forward and futures contracts and options. The counterparties to these purchases and sales are reviewed to determine whether they are creditworthy. Future cash requirements for options written equal the fair value of the options. Option contracts are typically written for a duration of less than 13 months and are included in the consolidated statements of financial condition at fair value.

The notional (contract) value, or the market value for cash instruments, of the written options was $5.1 billion at year-end 1998 and $5.4 billion at year-end 1997. These options contracts were covered by the following financial instruments:

                                                            December 31,
                                                         1998           1997
                                                        ------         ------
                                                            (In millions)
       U.S. government, mortgage-backed
            Securities and options thereon..........     $ 3,396       $ 3,773
       Foreign sovereign debt securities............          89            73
       Forward rate agreements......................          38             -
       Futures contracts............................          76           219
       Equities and other...........................       1,545         1,340
                                                        --------      --------
                  Total.............................     $ 5,144       $ 5,405
                                                         =======       =======

The trading revenues from writing options (net of related interest expense) were approximately $79.2 million, $84.9 million and $71.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. The fair value of certain written options is measured by the unamortized premiums and the intrinsic value determined from various pricing sources. The average fair value of the options was approximately $304.3 million for 1998 and $223.3 million for 1997. The fair value of the options was approximately $397.1 million at year-end 1998 and $196.4 million at year-end 1997.

Forwards and Futures

The Company enters into forward purchases and sales contracts for mortgage-backed securities and foreign currencies. In addition, the Company enters into futures contracts on equity-based indices,

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES foreign currencies and other financial instruments as well as options on futures contracts. Forward and futures contracts are treated as off-balance sheet items. Market risk is the price movement on the notional value of the contracts.

For forward contracts, cash is generally not required at inception; cash equal to the notional value on the contract is required at settlement. For futures contracts, the original margin is required in cash at inception; cash equal to the daily change in market value is required at settlement.

Since forward contracts are subject to the financial reliability of the counterparty, the Company is exposed to credit risk. To monitor this credit risk, the Company limits transactions with specific counterparties, reviews credit limits and adheres to internally established credit extension policies. For futures contracts and options on futures contracts, the change in the market value is settled with the exchanges in cash each day. As a result, the credit risk with the futures exchange is limited to the net positive change in the market value for a single day.

The Company generally enters into forward and futures transactions for periods of 90 days or less. The remaining maturities for all forwards and futures are less than 13 months.

Off-balance sheet values:
                                                             December 31,
                                                          1998          1997
                                                          ----          ----
                                                             (In millions)
Forward Contracts:
     Purchased at notional (contract) value...........  $ 41,254      $ 18,366
     Sold at notional (contract) value................  $ 39,767      $ 27,028

Futures Contracts and Options on Futures Contracts:
     Purchased at market value........................  $  1,184      $    988
     Sold at market value.............................  $  1,607      $  2,767


Values included in the consolidated financial statements:

                                                              December 31,
                                                           1998        1997
                                                           ----        ----
                                                             (In millions)

Forward Contracts:
     Average fair values included in liabilities during
      the year........................................    $   2        $  2
     Unrealized gains included in total assets at
      year-end........................................    $ 263        $ 56
     Unrealized losses included in total liabilities
      at year-end.....................................    $ 269        $ 50

Futures Contracts:
     Average fair values included in (liabilities)
      assets during the year..........................    $ (23)       $  1
     Unrealized gains included in total assets at
      year-end........................................    $   4        $  -
     Unrealized losses included in total liabilities
      at year-end.....................................    $   1        $  2


Average fair values were computed using month-end averages. For forward contracts, the fair values are estimated based on dealer quotes, pricing models or quoted prices for financial instruments with similar characteristics. For futures contracts, the fair values are measured by reference to quoted market prices.

Net trading gains (losses) on forward contracts were $7.0 million, $(5.1) million and $39.0 million and net trading gains (losses) on futures contracts were $(86.0) million, $(24.0) million and $8.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

Swaps

The notional (contract) value of swap agreements, consisting primarily of interest rate and equity swaps, was approximately $8.0 billion and $686.9 million at December 31, 1998 and December 31, 1997, respectively. The notional or contract amounts indicate the extent of the Company's involvement in the derivative instruments noted above. They do not measure the Company's exposure to market or credit risk and do not represent the future cash requirements of such contracts.

9.  Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company's customer, trading and correspondent clearance activities include executing, settling and financing various securities and financial instrument transactions. To execute these transactions, the Company purchases and sells (including "short sales")

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES securities, writes options, and purchases and sells forward contracts for mortgage-backed securities and foreign currencies and financial futures contracts. If the customer or counterparty to the transaction is unable to fulfill its contractual obligations, and margin requirements are not sufficient to cover losses, the Company may be exposed to off-balance sheet risk. In these situations, the Company may be required to purchase or sell financial instruments at prevailing market prices, which may not fully cover the obligations of its customers or counterparties. This risk is limited by requiring customers and counterparties to maintain margin collateral that complies with regulatory and internal guidelines. Additionally, with respect to the Company's correspondent clearance activities, introducing correspondent brokers are required to guarantee the performance of their customers to meet contractual obligations.

As part of the Company's financing and securities settlement activities, the Company uses securities as collateral to support various secured financing sources. If the counterparty does not meet its contracted obligation to return securities used as collateral, the Company may be exposed to the risk of reacquiring the securities at prevailing market prices to satisfy its obligations. The Company controls this risk by monitoring the market value of securities pledged each day and by requiring collateral levels to be adjusted in the event of excess market exposure. As of December 31, 1998, pledged securities with a market value of approximately $2.1 billion are used as collateral for securities borrowed with a market value of approximately $2.1 billion. In accordance with industry practice, these securities borrowed and pledged are not reflected in the consolidated statements of financial condition.

The Company enters into forward contracts under which securities are delivered or received in the future at a specified price or yield. If counterparties are unable to perform under the terms of the contracts or if the value of securities and interest rates changes, the Company is exposed to risk. Such risk is controlled by monitoring the market value of the securities contracted for each day and by reviewing the creditworthiness of the counterparties. The settlement of these transactions is not expected to have a material adverse effect on the Company's consolidated financial statements.

Risks associated with letters of credit, guarantees and underwriting commitments are not significant.

10.  Concentrations of Credit Risk

As a securities broker and dealer, the Company is engaged in various securities trading and brokerage activities servicing a diverse group of domestic and foreign corporations, governments, and institutional and individual investors. A substantial portion of the Company's transactions is executed with and on behalf of institutional investors including other brokers and dealers, mortgage brokers, commercial banks, U.S. government agencies, mutual funds and other financial institutions. These transactions are generally collateralized. Credit risk is the amount of accounting loss the Company would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held, if any, was deemed insufficient. This credit risk can be directly affected by volatile securities markets, credit markets and regulatory changes. To establish exposure limits for a variety of transactions, all counterparties are reviewed regularly. In certain cases, specific transactions are analyzed to determine the amount of potential exposure that could arise, and the counterparty's credit is reviewed to determine whether it supports such exposure. The Company also analyzes market movements that could affect exposure levels. To set trading limits, the Company considers the following four factors: the settlement method; the time it will take for a trade to settle (i.e., the maturity of the trade); the volatility that could affect the value of the securities involved in the trade; and the size of the trade. The Company actively manages the credit exposure relating to its trading activities by entering into master netting agreements when feasible; monitoring the creditworthiness of counterparties and the related trading limits on an ongoing basis; requesting additional collateral when deemed necessary; diversifying and limiting exposure to individual counterparties and geographic locations; and limiting the duration of exposure. In certain cases, the Company may also close out transactions or assign them to other counterparties.

The Company's customer securities activities are transacted either in cash or on a margin basis, in which the Company extends credit to the customer. The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral to comply with various regulatory and internal guidelines. Each day, the Company monitors required margin levels and requires customers to deposit additional collateral, or reduce positions, when necessary.

11.  Preferred Securities

In 1996, the Company and its wholly owned trust, DLJ Capital Trust I (the "Trust"), completed an offering of $200.0 million of the Trust's 8.42% mandatorily redeemable preferred securities. The Trust exists for

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES the sole purpose of issuing preferred securities and common securities and investing the proceeds in an equivalent amount of junior subordinated debentures of the Company. At December 31, 1998 and 1997, the only assets of the Trust were $200.0 million of 8.42% Junior Subordinated Debentures of the Company due 2046. The Junior Subordinated Debentures are redeemable by the Company, in whole or in part, on or after August 31, 2001. The Trust must redeem its preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures redeemed.

To the extent the Company has made principal and interest payments on the Junior Subordinated Debentures, the Company guarantees payment to the holders of the preferred securities issued by the Trust. The Company has issued a full and unconditional guarantee of the Trust's obligations under the preferred securities of the Trust.

12.  Stockholders' Equity

In January 1998, under a shelf registration statement filed previously, the Company issued 3.5 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, with a liquidation preference of $50.00 per share ($175.0 million aggregate liquidation value). Dividends on the preferred stock are cumulative and payable quarterly at 5.30% per annum through January 2003, subject to adjustment in later years. The preferred stock is redeemable, in whole or in part, at the option of the Company, on or after January 15, 2003.

In 1998 and 1997, respectively, approximately 4.4 million and 1.8 million restricted stock units ("RSU's") vested and were converted into common stock from the Company's authorized and unissued shares. Approximately 3.0 million of these shares were deposited in a grantor trust pursuant to the Executive Deferred Compensation Plan, which was effective January 1, 1997. In October 1998, approximately 1.8 million of such shares were distributed by the trust to employees.

In July 1998, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested" ("EITF 97-14"). Under EITF 97-14, assets of the trust should be consolidated with those of the employer and the value of the employer's stock held in the rabbi trust should be classified in stockholders' equity in a manner similar to Treasury Stock. The Company adopted EITF 97-14 as of September 30, 1998. At December 31, 1998, approximately 1.2 million shares of the Company's stock are included in the rabbi trust. The shares and the corresponding liability to employees are shown as components of stockholders' equity in the Company's consolidated statements of financial condition.

In July 1998, the Company sold an aggregate of five million shares of newly issued common stock to its parent companies, Equitable and AXA for $300.0 million in a transaction exempt from the registration requirements of the Securities Act. As a result, Equitable and its affiliates' beneficial ownership of the Company increased to approximately 73 percent on an undiluted basis.

In 1997, the Company exercised its option to redeem all of the outstanding convertible debentures issued in connection with the acquisition of a London based financial advisory firm. As a result, the holders of such debentures elected to convert such debentures into an aggregate of 1,370,408 shares of common stock of the Company.

In 1996, the Company issued 4.0 million shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series A, with a liquidation preference of $50.00 per share. Dividends on the preferred stock are cumulative and payable quarterly at 5.94% per annum through November 30, 2001. Thereafter, the dividend rate will be adjusted, based on various indices, to be at least 6.44% but less than 12.44%. The preferred stock is redeemable, in whole or in part, at the option of the Company, on or after November 30, 2001. At December 31, 1998 and 1997, 4.0 million shares of such preferred stock were authorized, issued and outstanding.

13.  Earnings per Share

Basic and diluted earnings per common share amounts are calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average common shares outstanding. Diluted earnings per common share also include the dilutive effects of shares of common stock issuable under the Restricted Stock Unit Plan, and options and convertible debt under the treasury stock method and "if-converted" method, respectively. In February 1998, approximately 4.4 million RSU's

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES vested and were converted into the Company's common stock; this transaction is included in the calculation of earnings per common share. All earnings per share amounts have been restated for the effect of the stock split.

The numerators and denominators of the basic and diluted earnings per common share computations include the following reconciling items:


                                         December 31,                 December 31,                 December 31,
                                            1998                         1997                         1996
                                         ------------                 ------------                 ------------
                                    Income         Shares        Income         Shares         Income        Shares
                                    ------         ------        ------         ------         ------        ------
                                                                     (in thousands)
 Basic EPS
 Earnings applicable to common
   shares......................     $ 349,490      119,260        $  396,106       110,318      $ 272,647    106,600

 Effect of Dilutive Securities
   Restricted stock units......             -        2,348                 -         7,046              -     10,304
   Stock options...............             -       10,372                 -         7,660              -      1,808
   Convertible debt............             -            -               308           474              -          -
                                    ---------     --------        ----------     ---------      ---------   --------

Diluted EPS.....................    $ 349,490      131,980        $  396,414       125,498      $ 272,647    118,712
                                    =========     ========        ==========     =========      =========   ========


14.  Employee Compensation and Benefit Plans

1996 Incentive Compensation Plan
Awards under the 1996 Incentive Compensation Plan (the "Incentive Plan") are determined by the Compensation and Management Committee of the Board of Directors (the "Compensation Committee"). The Incentive Plan creates short-term and long-term award pools for key employees of the Company. Short-term award pools are for a performance period up to two years and are based on 10% of pre-tax earnings, as defined. Long-term award pools are for a performance period of three to ten years and are based on a percentage of pre-tax earnings that varies with the Company's average return on common equity during the performance period. Participants may receive awards in cash, options, shares or restricted stock units; however, stock-based payments are limited to a total of 17.6 million shares. Under certain circumstances participants may defer the receipt of part or all of any award. Each unit granted under the Plan is equal to a percentage interest in the long-term award pool. The units vest at the rate of 33 1/3% per year during the performance period. During 1997, the Compensation Committee authorized a long-term award pool for the performance period from January 1, 1997 to December 31, 1999. For the years ended December 31, 1998, 1997 and 1996, the amount charged to expense was $165.5 million, $185.5 million and $190.5 million, respectively.

1995 Restricted Stock Unit Plan
In 1995, the Company adopted the 1995 Restricted Stock Unit Plan (the "Plan"). Each RSU granted under the Plan represents the right to receive a share of common stock under certain circumstances. These RSU's may be forfeited in certain circumstances and vest annually in specified proportions from February 1997 through February 2000. RSU's that are forfeited will become available for subsequent grants. Under the Plan, 10,358,294 units were granted. As of December 31, 1998, 212,954 RSU's were forfeited and 8,063,104 RSU's vested and were converted to common stock from the Company's authorized and unissued shares.

Stock Option Plans
In 1995, the Company adopted the 1995 and 1996 Stock Option Plans. Under the 1995 Stock Option Plan, options were granted to certain employees to purchase an aggregate of 18,337,356 shares of Common Stock (the maximum allowable under the 1995 Stock Option Plan) with an exercise price of $13.50. The options may be forfeited in certain circumstances, vested in equal installments in February 1997 and February 1998, and are exercisable for up to ten years from the date of the grant. Options that are forfeited under the 1995 Stock Option Plan will become available for subsequent grant under the 1996 Stock Option Plan.

Under the 1996 Stock Option Plan (the "1996 Plan") options are available to purchase a maximum of 17,579,702 shares of Common Stock, exclusive of forfeitures from the 1995 Stock Option Plan. The options are exercisable for up to ten years from the date of grant, may be forfeited in certain

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES circumstances, and vest in four equal annual installments starting one year after the date of grant. Options that are forfeited under the 1996 Plan become available for subsequent grant under that plan.

In 1996, the Company adopted the Non-Employee Directors Stock Plan (the "Stock Plan") to provide equity compensation to the Company's non-employee directors. Under the Stock Plan, stock options are granted at a price equal to the fair value of the stock at the date of grant. The options are exercisable for up to 10 years from the date of grant and vest in four equal annual installments starting one year from the date of grant. Under the Stock Plan, 200,000 shares are issuable. Any shares issued under the Stock Plan will reduce the number of shares issuable under the 1996 Plan.

The following summarizes the stock option activity for all plans:

                                                                         Weighted Average
                                                          Options         Exercise Price
                                                         ---------       ----------------

Outstanding at December 31, 1995.....................    18,337,356          $ 13.50
                                                        -----------          -------

Granted..............................................     4,268,000          $ 16.27
Forfeited............................................      (344,692)         $ 13.50
                                                      -------------          -------

Outstanding at December 31, 1996.....................    22,260,664          $ 14.03
                                                        -----------          -------

Granted..............................................     6,431,668          $ 30.54
Forfeited............................................      (133,866)         $ 16.01
Exercised............................................      (296,370)         $ 13.76
                                                       ------------          -------

Outstanding at December 31, 1997.....................    28,262,096          $ 17.78
                                                        -----------          -------

Granted..............................................     1,508,489          $ 38.59
Forfeited............................................       (60,000)         $ 17.31
Exercised............................................    (1,458,366)         $ 14.91
                                                       ------------          -------

Outstanding at December 31, 1998.....................    28,252,219          $ 19.04
                                                        ===========          =======


The following summarizes information related to stock options outstanding at December 31, 1998:


                                                   Weighted Average      Weighted Average
       Exercise Prices      Number Outstanding       Exercise Price   Remaining Life (Years)
       ---------------      ------------------     ----------------   ----------------------
        $13.50-25.99            22,268,858              $ 14.59                 7.1
        $26.00-38.99             5,048,672              $ 33.94                 8.8
        $39.00-52.875              934,689              $ 44.65                 9.4
                                ----------              -------                 ---
            Total               28,252,219              $ 19.04                 7.5
                                ==========              =======                 ===


At December 31, 1998, 21,378,671 options were exercisable at prices ranging from $13.50 to $38.00. The weighted average exercise price of such options was $15.05. At December 31, 1997, there were 9,885,382 options exercisable at exercise prices ranging from $13.50 to $17.99. The weighted average exercise price of these options was $13.79. At December 31, 1996, no options were exercisable.

The Company accounts for its stock option plans in accordance with APB Opinion No. 25 and, accordingly, does not recognize any compensation cost associated with such plans in the consolidated financial statements. If the Company had calculated compensation cost under SFAS No. 123 (based on the fair value at the grant date), the Company would have reported the following net income and earnings per common share:

                                                           1998         1997         1996
                                                           ----         ----         ----
Net income (in thousands)             As reported      $ 370,800     $ 408,250    $ 291,300
                                      Pro forma        $ 349,700     $ 388,000    $ 273,700

Basic earnings per common share       As reported      $    2.93     $    3.59    $    2.56
                                      Pro forma        $    2.75     $    3.41    $    2.40

Diluted earnings per common share     As reported      $    2.65     $    3.16    $    2.30
                                      Pro forma        $    2.49     $    3.00    $    2.18

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. For options granted during 1998, 1997 and 1996, respectively, the Company used the following weighted average assumptions: dividend yield of 0.69%, 0.86% and 1.54%; expected volatility of 40%, 33% and 25%; risk-free interest rates of 5.53%, 5.96% and 6.07%; and an expected life of five years for all grants. The weighted average fair value per share of options granted during 1998, 1997 and 1996 was $16.27, $10.81, and $4.03, respectively.

Other Plans
The Company has a defined contribution employee benefit plan covering substantially all of the Company's full-time and certain qualified part-time employees. Company contributions to this plan are determined by the Board of Directors of the Company annually and were $9.6 million, $9.6 million and $7.4 million for 1998, 1997 and 1996, respectively.

Certain key employees of the Company also participate in the following deferred compensation arrangements: equity investments in selected merchant banking activities of the Company funded by deferred compensation; certain non-funded, non-qualified deferred compensation plans that include managed investments; and other non-qualified plans that are funded by the Company with insurance contracts.

15.  Leases, Commitments and Contingent Liabilities

The Company leases office space and equipment under cancelable and non-cancelable lease agreements that expire on various dates through 2021. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $115.6 million, $89.9 million and $76.6 million, respectively. Sublease revenue was $0.1 million for each of the years ended December 31, 1998 and 1997 and $1.0 million for the year ended December 31, 1996.

At December 31, 1998, non-cancelable leases in excess of one year, excluding sublease revenue, escalation and renewal options had the following minimum lease commitments:

             Period
             ------                                  (In thousands)

              1999.........................           $    116,947
              2000.........................                109,589
              2001.........................                106,680
              2002.........................                107,463
              2003.........................                104,923
              2004-2021....................              1,573,867
                                                      ------------
                     Total.................            $ 2,119,469
                                                       ===========

In the normal course of business, the Company enters into underwriting commitments. Transactions relating to such underwriting commitments that were open at December 31, 1998, and were subsequently settled, had no material effect on the consolidated financial statements. The Company also issues letters of credit for which it is contingently liable for $657.5 million and $244.0 million at December 31, 1998 and 1997, respectively.

The Company has outstanding commitments, expiring on March 16, 2000, to finance $150.0 million to third parties to be secured by mortgage loans on real estate properties. At December 31, 1998, unfunded commitments outstanding under this facility amounted to $74.0 million. In addition, the Company enters into commitments to extend credit to non-investment grade borrowers in connection with the origination and syndication of senior bank debt. At December 31, 1998, unfunded senior bank loan commitments outstanding were $589.5 million.

At December 31, 1998, the Company has commitments of $718.0 million to invest on a side-by-side basis with merchant banking partnerships.

16.  Industry Segment and Geographic Area Data

In 1998 and prior years, the Company operated in three principal segments in the financial service industry: Banking Group, Capital Markets Group and Financial Services Group. Such segments are

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES managed separately based on types of products and services offered and their related client bases. The Company evaluates the performance of its segments based primarily on income before income taxes.

o The Banking Group raises and invests capital and provides financial advice to companies throughout the U.S. and abroad. Through this group, the Company manages and underwrites public offerings of securities, arranges private placements, provides client advisory and other services, pursues direct investments in a variety of areas and provides venture capital to institutional investors.

o The Capital Markets Group trades, conducts research on, originates and distributes equity and fixed-income securities, and places private equity investments.

o The Financial Services Group provides a broad array of services to individual and high-net-worth investors and the financial intermediaries that represent them, including correspondent brokerage services, online investment services, research and trading services, cash management and investment advisory services.

For internal management reporting, the Company allocates certain revenues to its operating segments in excess of the amount realized on the related transactions. Such excess amounts are eliminated in consolidation. The Company also allocates to segments a pro rata share of amounts for leased facilities, equipment and certain general overhead expenses based upon specified amounts, usage criteria or agreed rates, and allocates interest expense based upon capital utilization at rates that approximate market. All other accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                                                             Capital       Financial
                                                 Banking     Markets        Services      Elimination
                                                  Group       Group           Group        and Other       Total
                                                 -------     -------       ---------      -----------      -----
                                                                           (in millions)
December 31, 1998:
------------------
Net revenues from external sources..........    $  1,488.0     $ 1,139.1      $   979.0    $   (388.2)    $ 3,217.9
                                                ----------     ---------      ---------    ----------     ---------
Net intersegment revenues...................             -          (3.9)          54.2         (50.3)          0.0
                                                ----------     ---------      ---------    ----------     ---------
Net interest revenue........................          (1.2)        138.1          215.2         381.2         733.3
                                                ----------     ---------      ---------    ----------     ---------
Depreciation and amortization...............          19.2          27.8           31.5           9.6          88.1
                                                ----------     ---------      ---------    ----------     ---------
Income before income taxes..................         415.8         190.8          185.6        (191.7)        600.5
                                                ----------     ---------      ---------    ----------     ---------
Segment assets..............................    $  1,132.1     $48,378.5      $19,925.0    $  2,846.6     $72,282.2
                                                ----------     ---------      ---------    ----------     ---------
Expenditures for long-lived assets..........    $     37.4     $    26.9      $    77.3    $     12.2     $   153.8
                                                ----------     ---------      ---------    ----------     ---------
December 31, 1997:
------------------
Net revenues from external sources..........    $  1,216.7     $ 1,156.7      $   793.6    $   (178.4)    $ 2,988.6
                                                ----------     ---------      ---------    ----------     ---------
Net intersegment revenues...................           1.3           0.7           46.0         (48.0)          0.0
                                                ----------     ---------      ---------    ----------     ---------
Net interest revenue........................           2.2         104.8          169.3         222.4         498.7
                                                ----------     ---------      ---------    ----------     ---------
Depreciation and amortization...............          15.0          21.0           16.6           7.5          60.1
                                                ----------     ---------      ---------    ----------     ---------
Income before income taxes..................         381.9         319.4          157.6        (197.8)        661.1
                                                ----------     ---------      ---------    ----------     ---------

Segment assets..............................    $    709.6     $47,950.1      $18,124.3    $  3,721.8     $70,505.8
                                                ----------     ---------      ---------    ----------     ---------
Expenditures for long-lived assets..........    $     68.7     $    44.0      $    83.1    $     28.2     $   224.0
                                                ----------     ---------      ---------    ----------     ---------
December 31, 1996:
------------------
Net revenues from external sources..........    $    841.4     $   964.4      $   680.4    $    (69.7)    $ 2,416.5
                                                ----------     ---------      ---------    ----------     ---------
Net intersegment revenues...................           0.8          (1.1)          32.5         (32.2)          0.0
                                                ----------     ---------      ---------    ----------     ---------
Net interest revenue........................          11.2         105.1          114.7         110.0         341.0
                                                ----------     ---------      ---------    ----------     ---------
Depreciation and amortization...............           8.5          18.3           20.2           5.9          52.9
                                                ----------     ---------      ---------    ----------     ---------
Income before income taxes..................         265.9         271.0          142.2        (205.3)        473.8
                                                ----------     ---------      ---------    ----------     ---------

Segment assets..............................    $    416.9     $42,104.2      $ 8,903.8    $  4,078.8     $55,503.7
                                                ----------     ---------      ---------    ----------     ---------
Expenditures for long-lived assets..........    $     16.9     $    21.7      $    43.4    $     60.6     $   142.6
                                                ----------     ---------      ---------    ----------     ---------

The Company ceased its proprietary trading in emerging markets in September 1998 and eliminated the bulk of its trading positions during the fourth quarter of 1998. As a result of this and a subsequent reorganization, the activities of the Emerging Markets Group are included in the Elimination and Other

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES column in the above table. Related net revenues from external sources were $5.0 million, $117.8 million and $109.9 million and earnings (losses) before income taxes were $(58.7) million, $32.5 million and $28.1 million for 1998, 1997 and 1996, respectively. The related assets were $1,124.2 million, $2,680.3 million and $3,565.8 million at December 31, 1998, 1997 and 1996, respectively.

The following is a reconciliation of the Company's reported segment revenues, income before provision for income taxes and segment assets to the Company's consolidated totals:


                                                            December 31,       December 31,       December 31,
                                                                1998               1997               1996
                                                            --------------------------------------------------
                                                                               (in millions)
Revenues:
Total net revenues for reported segments.............         $ 4,008.5          $ 3,491.3          $ 2,749.4
All other revenues...................................             148.7              166.2              147.7
Consolidation/elimination (1)........................            (206.0)            (170.2)            (139.6)
                                                              ---------         ----------          ----------
   Total consolidated net revenues...................         $ 3,951.2          $ 3,487.3          $ 2,757.5
                                                              =========          =========          =========

Income before provision for income taxes:
Total income for reported segments.....................      $    792.2         $    858.9           $  679.1
All other income (losses)..............................            46.0              (25.7)             (69.6)
Consolidation/elimination (1)..........................          (237.7)            (172.1)            (135.7)
                                                             ----------         ----------           ---------
   Total income before provision for income taxes......      $    600.5         $    661.1           $  473.8
                                                             ==========         ==========           ========

Segment assets:
Total assets for reported segments.....................      $ 69,435.6         $ 66,784.0         $ 51,424.9
All other assets.......................................         2,717.8            4,026.6            4,151.1
Consolidation/elimination (1)..........................           128.8             (304.8)             (72.3)
                                                             ----------         ----------         ----------
   Total segment assets................................      $ 72,282.2         $ 70,505.8         $ 55,503.7
                                                             ==========         ==========         ==========

(1) Consolidation/elimination represents intercompany accounts/intersegment revenue-sharing arrangements that are eliminated in consolidation.


The Company's principal operations are located in the United States. The Company maintains offices in Europe, Latin America and Asia, with the majority of business done through the London offices. The following are net revenues by geographic region:

                                                            December 31,       December 31,       December 31,
                                                                1998               1997               1996
                                                            --------------------------------------------------
                                                                               (in millions)

United States..........................................         $ 3,623.9          $ 3,116.2          $ 2,474.3
Emerging markets.......................................               5.0              117.8              109.9
Other foreign..........................................             322.3              253.3              173.3
                                                               ----------         ----------         ----------

      Total............................................        $  3,951.2          $ 3,487.3          $ 2,757.5
                                                               ==========          =========         ==========

For the year ended December 31, 1998, foreign net revenues decreased primarily as a result of the reduction in revenues in the Emerging Markets Group of $112.8 million.

The following are long-lived assets by geographic region:



United States.........................................          $ 384.7            $ 356.3            $ 277.2
Foreign...............................................            128.0               98.9               14.2
                                                                -------            -------            -------

      Total...........................................          $ 512.7            $ 455.2            $ 291.4
                                                                =======            =======            =======

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

17.  Legal Proceedings

The Company has been named as a defendant in a number of actions relating to its various businesses including various civil actions and arbitrations arising out of its activities as a broker-dealer in securities, as an underwriter and as an employer and arising out of alleged employee misconduct. From time to time, the Company is also involved in proceedings with, and investigations by, government agencies and self-regulatory organizations. Some of the actions have been brought on behalf of various classes of claimants and seek damages of material or indeterminate amounts. Although the ultimate outcome of litigation involving the Company cannot be predicted with certainty, after reviewing these actions with its counsel, management believes it has meritorious defenses to all such actions and intends to defend each of these vigorously.

Although there can be no assurance that such actions, proceedings, investigations and litigation will not have a material adverse effect on the results of operations of the Company in any future period, depending in part on the results for such period, in the opinion of management of the Company, based upon advice of counsel, the ultimate resolution of such actions, proceedings, investigations and litigation against the Company will not have a material adverse effect on the consolidated financial condition and/or results of operations of the Company; except that, for the four actions described below, based upon information currently available to it, management cannot predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

Beginning on March 25, 1991, Dayton Monetary Associates and Charles Davison, along with more than 200 other plaintiffs, filed several complaints against DLJSC and a number of other financial institutions and several individuals in the U.S. District Court for the Southern District of New York. The plaintiffs allege that DLJSC and other defendants violated civil provisions of RICO by inducing plaintiffs to invest over $40 million during the years 1978 through 1982 in The Securities Groups, a number of tax shelter limited partnerships. The plaintiffs seek recovery of the loss of their entire investment and an approximately equivalent amount of tax-related damages. Judgments for damages under RICO are subject to trebling. Discovery is complete. DLJSC's motions for summary judgments were denied in April 1998. Trial has been scheduled for May 17, 1999. DLJSC believes that it has meritorious defenses to the complaints and is contesting the suits vigorously.

In October 1995, DLJSC was named as a defendant in a purported class action filed in a Texas State Court on behalf of the holders of $550.0 million principal amount of subordinated redeemable discount debentures of National Gypsum Corporation ("NGC") canceled in connection with a Chapter 11 plan of reorganization for NGC consummated in July 1993. The State Court named plaintiff also filed an adversary proceeding in the U.S. Bankruptcy Court for the Northern District of Texas seeking a declaratory judgment that the confirmed NGC plan of reorganization does not bar the class action claims. Subsequent to the consummation of NGC's plan of reorganization, NGC's shares traded for values substantially in excess of, and in 1995 NGC was acquired for a value substantially in excess of, the values upon which NGC's plan of reorganization was based. The two actions arise out of DLJSC's activities as financial advisor to NGC in the course of NGC's Chapter 11 reorganization proceedings. The class action complaint alleges that the plan of reorganization submitted by NGC was based upon projections by NGC and DLJSC which intentionally understated forecasts, and provided misleading and incorrect information to hide NGC's true value and that defendants breached their fiduciary duties by, among other things, providing false, misleading or incomplete information to deliberately understate the value of NGC. The class action complaint seeks compensatory and punitive damages purportedly sustained by the class. On October 10, 1997, DLJSC and others were named as defendants in a new adversary proceeding in the Bankruptcy Court brought by the NGC Settlement Trust, an entity created by the NGC plan of reorganization to deal with asbestos-related claims. The Trust's allegations are substantially similar to the claims in the State Court action. On January 21, 1998, the Bankruptcy Court ruled that the State Court plaintiff's claims were not barred by the NGC plan of reorganization insofar as they alleged nondisclosure of certain cost reductions announced by NGC in October 1993. DLJSC has appealed the Bankruptcy Court's ruling. On May 7, 1998, DLJSC and others were named as defendants in a second action in a Texas State Court brought by the NGC Settlement Trust. The allegations of this second Texas State Court action are substantially similar to those of the earlier class action pending in State Court. In an amended order dated January 5, 1999, the State Court granted the class action plaintiff's motion for class certification. Discovery is proceeding in both State Court actions. In early February 1999, DLJSC filed motions for summary judgment which are pending. Trial in the two State Court actions is expected in May 1999. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaints.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

On January 26, 1996, a purported purchaser of certain notes and warrants to purchase shares of common stock of Rickel Home Centers, Inc. ("Rickel") filed a class action complaint against DLJSC and certain other defendants for unspecified compensatory and punitive damages in the U. S. District Court for the Southern District of New York. The suit was brought on behalf of the purchasers of 126,457 units consisting of $126,457,000 aggregate principal amount of 13 1/2% senior notes due 2001 and 126,457 warrants to purchase shares of common stock of Rickel (the "Units") issued by Rickel in October 1994. The complaint alleges violations of federal securities laws and common law fraud against DLJSC, as the underwriter of the Units and as an owner of 7.3% of the common stock of Rickel, Eos Partners, L.P. and General Electric Capital Corporation, each as owners of 44.2% of the common stock of Rickel, and members of the board of directors of Rickel, including a DLJSC managing director. The complaint seeks to hold DLJSC liable for alleged misstatements and omissions contained in the prospectus and registration statement filed in connection with the offering of the Units, alleging that the defendants knew of financial losses and a decline in value of Rickel in the months prior to the offering and did not disclose such information. The complaint also alleges that Rickel failed to pay its semi-annual interest payment due on the Units on December 15, 1995 and that Rickel filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code on January 10, 1996. In April 1998, DLJSC's motion to discuss the complaint against it was denied, and plaintiff's motion for class certification was denied. In December 1998, the motion of two other potential class representatives to intervene in the action was denied. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint.

On January 24, 1997, various money management firms and others who allegedly purchased and/or beneficially owned $116 million aggregate principal amount of Senior Subordinated Notes (the "Notes") issued in May 1994 by Mid-American Waste Systems, Inc. ("Mid-American") filed a complaint against DLJSC and a number of other financial institutions and several former officers and directors of Mid-American in the Court of Common Pleas, Franklin County, Ohio. The action seeks rescission, compensatory and punitive damages. The suit alleges violations of federal securities laws and the Ohio Securities Act, and common law fraud, aiding and abetting common law fraud, negligent misrepresentation, breach of contract, breach of fiduciary duty/acting in concert and negligence. DLJSC was an underwriter for the initial offering of the Notes. The Notes went into default in February 1996 and Mid-American filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code in January 1997. The complaint seeks to hold DLJSC liable for various alleged misrepresentations and omissions contained in the prospectus for the Notes and other filings and for various oral representations concerning the Notes, which plaintiffs claim were false and misleading. Fact discovery is complete and expert discovery is ongoing. Both DLJSC and plaintiffs filed motions for summary judgment, all of which are pending. Trial is currently scheduled to commence on May 4, 1999. Other alleged purchasers and/or beneficial owners of an additional $15 million aggregate principal amount of the Notes issued by Mid-American described above filed two additional lawsuits against DLJSC both in the U.S. District Court for the Southern District of Ohio, on April 14, 1997 and December 30, 1997. The allegations are substantially similar to those described above. Discovery in these actions, consolidated with fact discovery in the Ohio state court action described above, is still ongoing. No trial date has been set in either case. On July 31, 1998, DLJSC filed a motion to dismiss the later filed action for lack of timely service of valid process, which is pending. DLJSC believes that it has meritorious defenses to all of the allegations contained in all of the complaints described above and is contesting the suits vigorously.

On January 20, 1999, the Plan Administrator for the bankruptcy estate of Mid-American, represented by counsel for plaintiffs in the Ohio state court action against DLJSC described above, filed another action against DLJSC and other financial institutions, several individuals and two law firms in the Supreme Court of the State of New York based on factual allegations similar to those made in the Ohio state court action. The actions seeks compensatory and punitive damages. The plaintiff alleges claims against DLJSC for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, professional malpractice, common law fraud, constructive fraud, aiding and abetting common law fraud, negligence, negligent misrepresentation and breach of contract. The complaint alleges that, as an underwriter, DLJSC is liable for alleged misrepresentations and omissions in the prospectus for the Mid-American Senior Subordinated Notes, and that, as Mid-American's financial advisor after the initial offering, DLJSC allegedly knew or should have known about and should have disclosed to Mid-American that Mid-American's financial condition was precarious and that publicly disclosed documents were false and misleading regarding Mid-American's finances and operations. There has been no discovery or other proceedings in this action. DLJSC believes that it has meritorious defenses to all of the allegations contained in the complaint and will contest the suit vigorously.

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES

18.  Quarterly Data (Unaudited)


                                                    Income                         Basic       Diluted
                                                    Before                        Earnings     Earnings
                                                   Provision                        Per          Per
                                    Total          For Income           Net        Common       Common
                                   Revenues          Taxes            Income       Share*       Share*
                                   --------        ----------        -------      --------     --------
1998:
First quarter...................  $ 1,493,421       $ 217,250      $ 134,150       $ 1.12       $ 1.00
Second quarter..................    1,556,745         230,500        142,300         1.17         1.05
Third quarter...................    1,069,827          41,600         25,700         0.17         0.15
Fourth quarter..................    1,287,049         111,150         68,650         0.52         0.47
                                  -----------       ---------     ----------       ------       ------
              Total year........  $ 5,407,042       $ 600,500      $ 370,800       $ 2.93       $ 2.65
                                  ===========       =========      =========       ======       ======

1997:
First quarter...................      981,403       $ 144,000      $  86,400       $ 0.77       $ 0.69
Second quarter..................    1,061,180         167,000        100,200         0.88         0.79
Third quarter...................    1,268,496         188,100        120,300         1.06         0.93
Fourth quarter..................    1,329,390         162,000        101,350         0.88         0.77
                                  -----------       ---------      ---------       ------       ------
              Total year........  $ 4,640,469       $ 661,100      $ 408,250       $ 3.59       $ 3.16
                                  ===========       =========      =========       ======       ======

* Due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year, the sum of the quarters' earnings per common share may not equal the total year amounts.


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